Exhibit 10.9
STRATEGIC AGREEMENT
BY AND AMONG
CONNECTICUT GENERAL LIFE INSURANCE COMPANY
and
UNITED STATES PHARMACEUTICAL GROUP, LLC and
NATIONSHEALTH, INC.
as of
May 4, 2005

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSION.

     This STRATEGIC AGREEMENT (this “Agreement”), dated as of May 4, 2005 (the “Effective Date”), is made and entered into by and between Connecticut General Life Insurance Company, a Connecticut corporation, (“CIGNA”), and UNITED STATES PHARMACEUTICAL GROUP, LLC, a Delaware limited liability company, (“USPG”) and NATIONSHEALTH, INC., a Delaware corporation and the indirect owner of all of the membership interest of USPG (“NationsHealth”).
     WHEREAS, the Medicare Prescription Drug Benefit program was established by Section 101 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”) and is codified in Sections 1860D-1 through 1860D-41 of the Social Security Act (the “Act”) and created a new Part D, known as the Voluntary Prescription Drug Benefit Program (hereinafter referred to as “Part D”);
     WHEREAS, CIGNA has submitted an application to the Centers for Medicare and Medicaid Services (“CMS”) under Part D to become a Prescription Drug Plan (“PDP”) sponsor in each of the thirty-four Part D regions designated by CMS;
     WHEREAS, subject to such approvals by CMS as may be necessary, CIGNA, USPG and NationsHealth desire to enter into an agreement in the nature of a strategic alliance, pursuant to which USPG would provide certain marketing, distribution, and enrollee service activities and expertise in connection with CIGNA’s activities as a PDP sponsor and Medicare contractor;
     WHEREAS, in entering into the relationship contemplated herein, CIGNA is desirous of becoming a shareholder and warrantholder of NationsHealth as contemplated in sections 3.02 and 3.03 of this Agreement.
     NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
SERVICES AND OBLIGATIONS OF USPG
     SECTION 1.01 General Responsibilities. USPG shall provide to CIGNA the services (collectively, the “Services”) set forth in this Article I. The Services shall consist of the activities enumerated in Sections 1.02 through 1.06, below. The Services shall be performed, at a minimum, consistent with the timeliness, accuracy and quality standards set forth in CMS instructions and guidelines, provided, however, that the Parties may agree to standards in addition, or in excess of, those established by CMS.
     SECTION 1.02 Part D Capabilities. USPG will develop the systems and infrastructure required to perform the Services in conformance with CMS regulations and guidance, as described in Exhibit 1.02.
     SECTION 1.03 Marketing and Beneficiary Communication. USPG will provide marketing and beneficiary communication services in conformance with CMS regulations and guidance, as described in Exhibit 1.03 and consistent with the standards of performance described therein.

     SECTION 1.04 Enrollment Billing and Premium Collection. USPG will provide Enrollee billing and collection services, including, but not limited to, Enrollee-specific premium billing, and collection information in support of financial reporting and reconciliation processes, all in conformance with CMS regulations and guidance, as described in Exhibit 1.04 and consistent with the standards of performance described therein.
     SECTION 1.05 Enrollment and Eligibility. USPG will provide Enrollee management entry point and servicing in conformance with CMS regulations and guidance, as described in Exhibit 1.05 and consistent with the standards of performance described therein. USPG will also provide disenrollment management in conformance with CMS regulations and guidance, as described in Exhibit 1.05 and consistent with the standards of performance described therein.
     SECTION 1.06 Enrollee Inquiries and Grievance Processing. USPG will be responsible for Enrollee inquiries and grievance processing in conformance with CMS regulations and guidance, as described in Exhibit 1.06 and consistent with the standards of performance described therein.
     SECTION 1.07. NationsHealth ***. NationsHealth and/or USPG will fund the NationsHealth *** described in Exhibit 1.07.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CIGNA;
*** OF CIGNA
     SECTION 2.01 CIGNA hereby represents and warrants to USPG and NationsHealth as follows:
          (a) Corporate Status; Authorizations. CIGNA is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Connecticut. CIGNA has the corporate power and authority, and all licenses, permits or other authorizations required for CIGNA to carry on its business as now conducted and as contemplated by this Agreement, except where the failure to possess any such authority, authorization, licenses, permits or other authorizations would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement by CIGNA have been duly authorized by all necessary corporate action of CIGNA and this Agreement constitutes the valid and binding obligations of CIGNA enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (b) Part D Qualification. CIGNA is a risk bearing entity licensed to provide health insurance benefits in each of the fifty states and the District of Columbia; has, or will develop, a pharmacy network that meets, or will meet, CMS access standards for a PDP sponsor; and otherwise qualifies for one or more Part D contracts.

          (c) Part D Contract Requirements. CIGNA will comply with all of the requirements imposed by any Part D Contract it executes with CMS, provided, however, that CIGNA’s failure to comply with any Part D Contract requirements will not be grounds for termination of this Agreement unless CMS terminates the Part D Contract based on CIGNA’s failure to comply.
          (d) State Licensure. CIGNA will continuously maintain all appropriate state insurance licenses, permits, or qualifications for the provision of its services to Enrollees under the PDP.
     SECTION 2.02 ***. CIGNA will develop the systems and infrastructure described in Exhibit 2.02.
ARTICLE III
COMPENSATION AND INVESTMENT
     SECTION 3.01 Determination of Compensation. The compensation to USPG for its Services as described in this Agreement shall be determined as described in Exhibit 3. 01.
     SECTION 3.02 Common Stock Purchase. Fourteen (14) days after the NationsHealth Funding Date, CIGNA shall purchase from NationsHealth, and NationsHealth shall issue to CIGNA, 303,030 shares of the common stock of NationsHealth (the “NHRX Common Shares”) at a purchase price of Six Dollars and Sixty Cents ($6.60) per share, for a total aggregate purchase price of One Million Nine Hundred Ninety-nine Thousand Nine Hundred Ninety-eight Dollars ($1,999,998.00). The purchase of the Common Shares and the Warrant (as defined below) shall be governed by a Securities Purchase Agreement by and between NationsHealth and CIGNA, substantially in the form attached hereto as Exhibit 3.02, and which is being executed contemporaneously herewith.
     SECTION 3.03 Issuance of Warrants to CIGNA. Fourteen (14) days after the NationsHealth Funding Date, NationsHealth shall issue to CIGNA a Warrant (the “Warrant”) to purchase 2,936,450 shares of the common stock of NationsHealth (the “Warrant Shares”) at an exercise price of Six Dollars and Sixty Cents ($6.60) per share, in accordance with the terms and conditions of a Warrant Agreement, substantially in the form attached hereto as Exhibit 3.03 (the “Warrant Agreement”), and which is being executed contemporaneously herewith.
     SECTION 3.04 Registration Rights. The NHRX Common Shares and the Warrant Shares (when issued) shall become subject to a Registration Rights Agreement between NationsHealth and CIGNA, substantially in the form attached hereto as Exhibit 3.04, which NationsHealth and CIGNA shall execute upon the purchase and issuance of the NHRX Common Shares.

ARTICLE IV
ADDITIONAL AGREEMENTS
     SECTION 4.01 Legal and Regulatory Compliance.
     (a) Each Party shall carry out its duties and obligations under this Agreement in material compliance with all applicable Laws. USPG shall provide Services under this Agreement to Enrollees in accordance with the terms and conditions of this Agreement and in a manner consistent with the requirements of the Medicare statutes, regulations, CMS guidance and CIGNA policies, including but not limited to CIGNA’s CMS-required compliance programs with respect to Medicare Part D, as amended from time to time, and training thereon, provided, however, that such policies and compliance programs, as amended, shall have been furnished in writing to USPG which shall have a reasonable period of time for their implementation. With respect to CIGNA policies other than CIGNA’s CMS-required compliance program, CIGNA shall not require compliance by NationsHealth in excess of that required from CIGNA’s other Part D subcontractors. USPG shall maintain all applicable licenses required to carry out its business activities and shall further comply with CIGNA policies and procedures and all applicable laws and regulations to ensure that its Services are provided in a culturally competent manner to Enrollees, including those with limited English proficiency or reading skills, diverse cultural and ethnic backgrounds, and physical or mental disabilities.
     (b) In the event that USPG is required by regulatory authorities to obtain additional licenses necessary to permit it to perform the Services, or USPG determines that it is required to obtain such licenses, or in the event that CIGNA concludes in good faith after reasonable investigation that USPG is required to obtain such licenses, and USPG does not possess such licenses, then USPG shall have a period of ninety (90) days within which to file applications for such licenses. If, after one hundred twenty (120) days from the last day of such ninety (90) day period USPG does not possess at least seventy-five (75%) percent of such licenses, then CIGNA shall be entitled to terminate this Agreement For Cause pursuant to Section 6.05(a), provided, however, that in such instance the notice requirement and cure period contained in Section 6.05(a) shall not apply.
     (c) In the event that USPG is ordered or otherwise formally requested by regulatory authorities to cease performing any of the Services, then USPG shall cease performing such Services in accordance with such order or formal request.
     (d) If either of the events described in subsections (b) or (c), above, occurs, CIGNA may, pursuant to Section 7.04(a)(iv), directly or through a third party, solicit and/or service Part D Enrollees in the state(s) or jurisdictions(s) with respect to which USPG is unable to so solicit and/or service because of its lack of licensure or the application of a governmental order or formal request that it cease such activities in such state(s) or jurisdiction(s).
     (e) To the extent that USPG seeks to obtain applicable licenses, even if it is uncertain whether Governmental Authorities require, or will require such licenses, then USPG’s *** in obtaining such licenses shall be *** under this Agreement.

     SECTION 4.02 Inspection, Audit and Acceptance.
          (a) CIGNA, its Affiliates, and CMS shall have the right, directly or through their designated auditors, at all reasonable times to inspect, audit, or otherwise evaluate the work performed or being performed by USPG, its supporting policies and procedures, including those related to data security, disaster recovery and back-up, as well as all data supplied, in the performance of this Agreement. If any inspection or evaluation is made by CIGNA or CMS on the premises of USPG or any of USPG’s suppliers, USPG or its suppliers shall provide at no additional charge all reasonable facilities and assistance for the safety and convenience of the personnel conducting the inspection or evaluation. The Secretary of Health and Human Services, the Comptroller General of the U.S. Government Accountability Office, or their designees shall have the right during the term of this Agreement and for a period of ten (10) years after termination of this Agreement or the date of the audit completion, whichever is later, to audit, evaluate, or inspect any books, contracts, medical records, documents, papers, enrollee documentation, and other records of USPG, related entity, subcontractor, or transferee that pertain to any aspect of the Services provided under this Agreement, or as the Secretary may deem necessary to enforce the applicable Medicare Contract between CMS and CIGNA. Any audit, evaluation, or inspection covered by this Section 4.02(a) shall be at no additional charge to CIGNA, but each Party will be responsible for its own labor and out of pocket expenses. USPG and NationsHealth further represent, warrant, and covenant to CIGNA that, in connection with the performance of the Services hereunder, USPG and/or NationsHealth will not hold Enrollees liable for fees that are the responsibility of CIGNA.
          (b) All Services provided by USPG for CIGNA, its Affiliates, and the Enrollees shall be in accordance with the requirements of this Agreement, including all schedules, annexes, exhibits and attachments, and shall be subject to rejection if such Services are nonconforming. No inspection or evaluation performed by CIGNA, its Affiliates, or CMS shall in any way relieve USPG of its obligation to furnish all required Services in strict accordance with the requirements of this Agreement. If any of the Services do not conform to the requirements of this Agreement, CIGNA shall have the right to require USPG to take such steps as are reasonably necessary to bring its performance into compliance including, but not limited to, requiring USPG to perform the work or services again in conformity with the applicable requirements at no cost to CIGNA or CMS.
     SECTION 4.03 Representations and Covenants of USPG and NationsHealth.
          (a) Contracting Capacity. USPG and NationsHealth represent, warrant and covenant that (1) as to themselves and their principals within the last five years, and (2) their employees and subcontractors that will be assigned to perform Services hereunder within the five-year period preceding their initial performance hereunder, to USPG and NationsHealth’s Knowledge: (i) are not debarred, suspended, proposed for debarment or suspension, or otherwise excluded or declared ineligible for the award of contracts by or participation in any Federal program, department or agency; (ii) have not been charged with, convicted of or had a civil judgment rendered against them for: commission of a fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state, or local) contract or subcontract; dishonesty or breach of trust including but not limited to violation of Federal or state antitrust statutes, commission of a fraud including but not limited to mail fraud or false repre sentations, violation of fiduciary relationship, securities offenses, embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; (iii) have not been indicted for, or otherwise criminally or civilly charged by a government entity (Federal, state, or local) with, commission of any of the offenses enumerated in this Section; (iv) have not had one or more public agreements or transactions (Federal, state, or local) terminated for cause or default; and (v) have not been excluded from participation for a federal program, including but not limited to, Medicare, Medicaid, federal health care programs or federal behavioral health care programs pursuant to Title XI of the Social Security Act, 42 U.S.C. § 1320a-7 and other applicable federal statutes. USPG and NationsHealth also represent, warrant, and covenant to CIGNA that USPG and/or NationsHealth have or will duly obtain all intellectual property rights necessary to perform its obligations under this Agreement. USPG and NationsHealth’s certification in this Section is a material representation of fact upon which CIGNA relied when this Agreement was entered into by the Parties. USPG and/or NationsHealth shall provide immediate written notice to CIGNA if, at any time during the term of this Agreement, USPG and/or NationsHealth learns that its certification in this Section was erroneous on the Effective Date of this Agreement or has become erroneous by reason of new or changed circumstances. If the circumstances causing such certification to be erroneous are curable, then USPG and NationsHealth shall have forty-five (45) days to cure such circumstances. Furthermore, if the circumstances causing such certification to be erroneous relate to a non-compliant employee or subcontractor in connection with Section 4.03(a)(2), above, then USPG and NationsHealth shall be deemed to have timely cured such circumstances, so long as USPG and/or NationsHealth completely removes such employee or subcontractor from performing any Services hereunder immediately upon learning that such employee or subcontractor is non-compliant with this Section. Subject to the foregoing cure provisions, if it is later determined that USPG’s and/or NationsHealth’s certification in this Section was erroneous on the Effective Date of this Agreement or has become erroneous by reason of new or changed circumstances, in addition to other remedies available to CIGNA, CIGNA may terminate this Agreement for convenience, at its sole discretion.
          (b) Corporate Status; Authorizations. NationsHealth and USPG, respectively, are a corporation and a limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the state of Delaware. NationsHealth and USPG have the corporate power and authority, and all licenses, permits or other authorizations required to carry on their businesses as now conducted and as contemplated by this Agreement, except where the failure to possess any such authority, authorization, licenses, permits or other authorizations would not have a Material Adverse Effect and except as set forth on Exhibit 4.03(b). The execution, delivery and performance of this Agreement by NationsHealth and USPG have been duly authorized by all necessary corporate action and this Agreement constitutes the valid and binding obligations of NationsHealth and USPG enforceable against them in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     SECTION 4.04 Warranting and Certification of Data. Certain of the data (the “CMS data”) furnished by USPG or NationsHealth in connection with its performance of its obligations under this Agreement will be used by CIGNA to obtain payments from CMS, to support

CIGNA’s bids for Medicare Program renewals and contracts with CMS in future years, or both. CIGNA and CMS will be acting in reliance on the accuracy, completeness, and truthfulness of any CMS data USPG or NationsHealth provides. USPG and NationsHealth agree to warrant the accuracy, completeness, and truthfulness of the CMS data it furnishes pursuant to this Agreement to CMS and to indemnify and hold CIGNA harmless for any payments made by CIGNA and any damages or liabilities caused by the negligence or willful misconduct of USPG or NationsHealth or that of their employees or agents in connection with providing inaccurate, incomplete, or untruthful CMS data. Any CMS data that are provided pursuant to this Agreement on a monthly, quarterly, or annual basis shall be certified by the duly authorized Chief Executive Officer, the Chief Financial Officer or other officer of USPG who reports directly to NationsHealth’s Chief Executive Officer or Chief Financial Officer. With respect to any data furnished by USPG and/or NationsHealth that CIGNA or its Affiliates will incorporate into data certified to CMS such certification shall state:
“I hereby certify that the data, information and statements set forth herein are accurate, complete, truthful and current to the best of my knowledge, information, and belief after reasonable investigation with respect thereto, and are made in good faith.

Signed: Certifying Officer”

     SECTION 4.05 Compliance with Grievance Requirements. If and to the extent that USPG processes Enrollee grievances, then USPG shall cooperate and comply with all requirements of Medicare and CIGNA regarding the processing of Enrollee grievances as defined under Part D and accompanying CMS regulations, including the obligation to provide information (including medical records and other pertinent information) to CIGNA within the time frame reasonably requested for such purpose, and shall process such grievances in accordance with Exhibit 1.06.
     SECTION 4.06 Privacy and Security of Certain Data.
     (a) The Parties expect to be responsible for obtaining, analyzing, storing, transmitting, and reporting Protected Health Information, as defined in regulations, 45 CFR Parts 160 and 164, implementing the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 (“HIPAA”). The Parties agree to comply with all applicable Federal and State privacy and security laws including but not limited to the requirements of HIPAA and its implementing regulations and 42 CFR § 423.136 as more fully described in the Business Associate Agreement in the form attached as Exhibit 4.06 to be executed by the Parties with respect to Enrollee data and other protected information.
     (b) The parties recognize that USPG and NationsHealth are able to provide important health-related products and services that may add value for Enrollees, but which may not be part of CIGNA’s plan of benefits, that may be part of an Enrollee’s treatment, or provide a kind of alternative treatment or therapy that may be helpful to Enrollees. Accordingly, and in a manner consistent with applicable state and federal law, including HIPAA, CIGNA agrees that it will work with USPG and NationsHealth over the next one hundred twenty (120) days to develop a plan that: (i) directly provides Enrollees with information concerning USPG and NationsHealth

Part B Supplies in a form approved by USPG and NationsHealth, and (ii) seeks to obtain appropriate authorizations from Enrollees authorizing CIGNA to share Protected Health Information with USPG and NationsHealth such that USPG and NationsHealth may provide appropriate information to Enrollees regarding USPG and NationsHealth Part B Supplies. Any plan to directly provide Enrollees with information concerning USPG and NationsHealth products shall be subject to any applicable regulatory and marketing requirements, including but not limited to those set forth in 42 C.F.R. § 423.50 that may require the approval of CMS, as determined in the reasonable discretion of CIGNA. In the event that CMS disapproves any plan to directly provide Enrollees with information concerning USPG and NationsHealth products, such disapproval shall not affect or change any of the Parties’ respective rights and obligations under the Agreement, and such disapproval shall not constitute a breach of the Agreement by CIGNA, or give rise to any right of termination or rescission or amendment of the Agreement in any manner by any Party.
     SECTION 4.07 Assignment and Subcontracting. Except as described on Exhibit 4.07, USPG and NationsHealth are solely responsible for the provision of the Services and their other obligations under this Agreement. Neither USPG nor NationsHealth may assign or transfer, in whole or in part, these obligations, any interest in this Agreement or any claim under this Agreement. Neither the entirety nor any part of this Agreement or any task order may be further subcontracted by USPG or NationsHealth without the prior written consent of CIGNA.
     SECTION 4.08 Advance Consent to Assignment Among Affiliates of CIGNA. USPG and NationsHealth consent in advance to CIGNA’s assignment or transfer of all or part of its rights and obligations of under this Agreement to any CIGNA subsidiary or Affiliate (including any successor company of CIGNA pursuant to a reorganization by CIGNA and one or more of its Affiliates). Any such assignment and transfer shall be effective upon delivery of a written notice of assignment by CIGNA to USPG or NationsHealth and shall be subject to Section 11.05 of this Agreement.
     SECTION 4.09 Delegation of Duties. The parties acknowledge that CIGNA oversees and is accountable to CMS for any functions or responsibilities described in CMS’ Medicare Program regulations and, upon becoming a sponsor of the PDP, will monitor the performance of USPG on an ongoing basis. USPG and NationsHealth shall perform their obligations under this Agreement in a manner consistent with and in compliance with CIGNA’s contractual obligations under CIGNA’s Medicare contract with CMS. In the event that CIGNA delegates to USPG or NationsHealth any function or responsibility imposed pursuant to CIGNA’s contract with CMS, such delegation shall be subject to the requirements set forth in 42 C.F.R.§ 423.505(i)(4), as they may be amended over time. In addition, any delegation by USPG or NationsHealth of functions or responsibilities imposed pursuant to this Agreement shall be subject to the prior written approval of CIGNA and shall also be subject to the requirements set forth in 42 C.F.R. § 423.505(i)(4), as they may be amended over time. USPG and NationsHealth shall promptly supplement and amend their permitted subcontracts to include CMS’ requirements applicable to subcontractors. USPG and NationsHealth agree that CIGNA or its Affiliates may, at their option, outsource various functions of its Medicare contract with CMS.
     SECTION 4.10 Document Retention, Audit Rights. Each Party shall retain, in accordance with standard and accepted practices, such financial, accounting, and administrative re cords related to the services it is obligated to provide under this Agreement for such period as is necessary to comply with applicable Law, but in no event less than ten (10) years after the date such documents and information are created or obtained, or longer under the conditions enumerated in 42 CFR§ 423.505(e)(4). Subject to applicable Law, during the term of this Agreement CIGNA, on one hand, and USPG and NationsHealth, on the other hand, may reasonably conduct (or have conducted on its behalf), at its own expense, one audit each year of the other Party with respect to relevant documents and data in the possession of such other Party and with reasonable access to relevant personnel of such other Party upon reasonable notice solely for the purposes of confirming compliance with obligations undertaken pursuant to this Agreement including those that are required to be reported to an applicable government agency; provided, however, that such audits may be performed more frequently to the extent necessary to respond to a request by CMS or another government agency. The terms of the confidentiality provisions set forth in Article VII hereof shall apply to any such audits. Such audit rights will be available following termination of this Agreement to the extent necessary to respond to a request by a customer, Governmental Authority, provider or other relevant party and for a Party’s need to manage litigation and to determine compliance with this Agreement or applicable Laws.
     SECTION 4.11 Ownership of Assets. Notwithstanding any other provision of this Agreement, each Party shall maintain ownership of its own assets.
     SECTION 4.12 Organization of Committee. The parties shall organize the Committee to facilitate the implementation and operating efficiency of the activities described in this Agreement, which Committee shall meet monthly or at such intervals as the Parties may agree.
ARTICLE V
SEPARATE PRODUCT OFFERINGS: FUTURE ENDEAVORS
     SECTION 5.01 Sale of Other Products and Services by USPG or NationsHealth. CIGNA acknowledges that NationsHealth and USPG are in the business of selling other services and supplies including, but not limited to, Part B Supplies reimbursable by the Medicare Program. Nothing in this Agreement is intended to foreclose USPG or NationsHealth from conducting such other businesses or offering such products and services, including, but not limited to, Part B Supplies. Notwithstanding the foregoing in no event shall NationsHealth or USPG market any service or supply on a targeted basis directly to Enrollees of CIGNA Employer Groups. Notwithstanding anything in this Agreement to the contrary, except as provided for in Section 5.03, in no event shall NationsHealth or USPG, in the course of providing services under this Agreement or in connection with an Enrollee interaction initiated with or by NationsHealth or USPG concerning coverage or services under the PDP, solicit, refer, recommend or direct Enrollees to utilize NationsHealth or USPG for any Medicare Part B goods or services or other goods or services. Nothing contained in this Agreement shall apply to current or prospective enrollees in the CIGNA Healthcare of Arizona Medicare Advantage Prescription Drug Plan or to any other Medicare Advantage Prescription Drug Plan that CIGNA or its Affiliates, or NationsHealth and USPG, may acquire, offer, administer, insure or otherwise provide, or to non-Part D products or services offered by CIGNA or NationsHealth and/or USPG, provided, however, that CIGNA agrees that it will not directly, or through a contract on CIGNA’s behalf, market the Part B Supplies of a Part B supplier other than NationsHealth to Persons who are enrolled in Medicare Part B, except as such activities are conducted by CIGNA as of the Effective Date.

     SECTION 5.02 Prohibition on Discount Card Marketing to Part D-Eligible Enrollees. From *** through *** NationsHealth and USPG shall not market any drug discount card directly to Part D-eligible individuals.
     SECTION 5.03 Future Endeavors. The Parties agree that there may be additional opportunities to jointly offer products and services *** such products and services, in a manner that capitalizes on the strengths and efficiencies of each Party. In connection with potential future endeavors, the Parties agree to the undertakings described in Exhibit 5.03.
ARTICLE VI
AGREEMENT CONTINGENT;
TERM AND TERMINATION
     SECTION 6.01 Agreement Contingent on CMS Acceptance of CIGNA Applications. This Agreement is expressly contingent upon CMS’ acceptance of the applications submitted by CIGNA and the award of Part D contracts to CIGNA.
     SECTION 6.02 Agreement Contingent on NationsHealth Funding of *** and NationsHealth ***.
     (a) Required NationsHealth Funding. By the later of (i) the date that is *** after the Effective Date or (ii) the date that is *** after CMS approves the PDP (the “NationsHealth Funding Date”) NationsHealth and/or USPG will have received *** in funds available to support the Services, or NationsHealth and/or USPG will have entered into a binding credit agreement or loan agreement with a term of at least twelve (12) months with a lender or other financial institution providing NationsHealth and/or USPG with total proceeds or borrowing availability, together with any funds realized from the sale of equity or from other sources, of at least *** (exclusive of financing expenses) to fund the *** and the NationsHealth *** as necessary to make the PDP fully operational. The proceeds of such loan agreement or credit agreement shall be available to be drawn down by USPG and/or NationsHealth on the NationsHealth Funding Date. The *** to be provided by NationsHealth and/or USPG on the NationsHealth Funding Date shall be evidenced by either of the following:
     (i) the deposit by NationsHealth or USPG of the sum of at least *** in an escrow account subject to an escrow agreement, control agreement, or similar arrangement limiting withdrawals to the funding of *** and/or NationsHealth ***; or
     (ii) the execution by NationsHealth and/or USPG of a binding credit agreement or loan agreement with MHR Capital Partners LP, or any of its Affiliates, or a financial institution rated “A” or better by Standard and Poor’s, or by another financing source reasonably acceptable to CIGNA, which credit agreement or loan agreement shall expressly permit the draw down of proceeds of at least *** (less any proceeds realized by NationsHealth or USPG from the sale of equity or from other sources) to pay for the *** and the NationsHealth ***.
     (b) Elections Available to CIGNA in the Absence of Funding by NationsHealth. If, on the NationsHealth Funding Date, NationsHealth and/or USPG, for any reason, have not obtained cash proceeds or borrowing availability, together with any funds realized from the sale of equity or from other sources, of at least *** (exclusive of financing expenses) or are not able to commence actual payment of the *** and the NationsHealth *** as necessary to make the PDP fully operational, then CIGNA shall be entitled to, in its sole discretion, elect one or more of the following items (i), (ii), (iii) or (iv):
     (i) terminate this Agreement pursuant to Section 6.05(a), below, provided, however, that the notice requirement and cure period contained therein shall not apply;
     (ii) remove all exclusivity obligations by CIGNA to NationsHealth and/or USPG, including, without limitation, the commitment described in Section 7.04(a), below;
     (iii) terminate, without any liability to CIGNA, that certain Securities Purchase Agreement dated May 4, 2005, by and between NationsHealth and CIGNA, which termination shall not affect the Warrant Agreement dated May 4, 2005 executed by NationsHealth for the benefit of CIGNA or the Warrants issued by NationsHealth to CIGNA pursuant thereto; or,
     (iv) modify the terms of this Agreement to provide all of the following:
(A)	CIGNA shall be responsible for *** of the first *** of the *** for 2005.

(B)	CIGNA may reduce the monthly settlement payment due to NationsHealth as described in Exhibit 3.01 by a fee reduction equal to *** until such time as NationsHealth and/or USPG’s portion of the 2005 *** is recovered, and for an additional *** thereafter. Such fee reduction shall be applied until the earlier of the date described in the preceding sentence or the termination of this Agreement.

(C)	The Advanced Expense Payment to NationsHealth shall increase from *** of the estimated *** for the month in question to *** of the estimated *** for such month.
     SECTION 6.03 Term of this Agreement. The initial term of this Agreement shall be from the Effective Date until December 31, 2009.
     SECTION 6.04 Termination. Each Party may terminate this Agreement For Cause by providing written notice to the other Party, provided, however, that neither of USPG or NationsHealth may cause a termination of this Agreement by providing a notice of termination to the other. If For Cause notice is given regarding any of the events set forth in Section 6.05(a), (b), (c), (d), and (h) the effective date of termination shall be either (i) the expiration of the applicable cure period, or (ii) if there is no applicable cure period, forty-five (45) days after the date written notice of termination is received by the other Party. In the event a For Cause notice is given regarding any of the events set forth in Section 6.05(e), (f) or (g), the effective date of termination will be the date that such notice is received by the other Party.

          SECTION 6.05 For Cause. “For Cause” termination shall mean the following:
          (a) As to a nonbreaching Party, the other Party’s breach of any of the terms and conditions of this Agreement that causes a Material Adverse Effect on the non-breaching Party, and remains uncured following written notice and a reasonable opportunity to cure, which shall not be less than ninety (90) days from the date of written notice of such breach.
          (b) As to any Party, if the PDP, at the end of then most recent CMS contract year, has fewer than *** Enrollees (excluding CIGNA Employer Group members and Dual Eligibles).
          (c) As to any Party, if the then-most recently completed two CMS contract years cumulative experience results in a Net Loss.
          (d) As to a nonbreaching Party, if a default occurs on a payment required to be made by the breaching Party relating to the PDP.
          (e) As to a nonbreaching Party, if a Party is adjudicated to have committed fraud in a civil proceeding or otherwise settles a civil fraud action involving the United States for a material amount, or a criminal action is filed by a governmental agency against a Party arising out of, or relating to, the PDP, or a Party is excluded or debarred from participation in any federal or state health care program pursuant to 42 U.S.C. § 1320a-7.
          (f) As to a nonbreaching Party, if a Party: (i) is unable to pay its debts generally as they become due; (ii) makes a voluntary assignment for the benefit of creditors; (iii) is declared insolvent in any proceeding; (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself, any of its property, assets or debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or petitions or applies to any tribunal for the appointment of a receiver, liquidator, custodian or trustee for such Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, or dissolution law of any jurisdiction now or hereafter in effect; or (v) is named as a debtor party in such petition, application, case or proceeding and it indicates its approval thereof, consents thereto, acquiesces therein or acts in furtherance thereof, or if such petition, application, case or proceeding is not dismissed or stayed for a period of sixty (60) days after it is commenced, or is the subject of any order appointing any such receiver, liquidator, custodian or trustee or approving the petition in any such case or proceeding.
          (g) If a Party undergoes a change in control which shall be defined as a transfer of all, or substantially all, of the Party’s assets, or a transfer of more than (i) *** as to CIGNA, or (ii) *** as to NationsHealth or USPG, of the voting control of their respective securities, in a single transaction or a series of transactions intended to effect a change in control of such Party then the Party not undergoing such change in control may deem a For Cause termination to have occurred, provided, however that a reorganization by a Party and one or more of its Affiliates for administrative or similar purposes shall not be deemed a change in control and provided further that as to USPG and/or NationsHealth this provision shall be limited to a change in control such that USPG and/or NationsHealth would be substantially controlled by a health plan or pharmacy benefit provider or another entity that substantially competes with, or operates a business that substantially conflicts with, CIGNA.
          (h) As to any Party, as to which any existing Law governing the Part D program is changed, or if a new Law relating to Part D is enacted or promulgated, and the effect of such changed or new Law would cause a Material Adverse Effect on such Party.
     SECTION 6.06 Optional Extension of Counter-Party Performance in Connection With Early Termination.
          (a) Early Termination for Failure to Meet Enrollee Threshold, Net Loss. Following the termination of this Agreement prior to the initial term described in Section 6.03 pursuant to Section 6.05 (b) or (c) above, either party shall, at the election of the other party, agree to honor the terms and conditions of this Agreement through December 31 of the year following the year in which the termination is effective, or such shorter time as the party requesting performance may specify, provided however, that if such a continuation of performance creates a substantial financial hardship to USPG, then the parties shall meet and confer in good faith concerning potential compensation to ***.
          (b) Early Termination for Other Reasons. Following the termination of this Agreement prior to the initial term described in Section 6.03 pursuant to Section 6.05 (a), (d),(e), (f),(g) and (h), above, the party subject to a termination For Cause shall, at the election of the other party, agree to honor the terms and conditions of this Agreement through December 31 of the year following the year in which the termination is effective, or such shorter time as the party requesting performance may specify, provided however, that if such a continuation of performance creates a substantial financial hardship to USPG, then the parties shall meet and confer in good faith concerning potential compensation to ***.
     SECTION 6.07 Effect of Termination or Expiration of Agreement Upon Enrollees; Contingent Financial Settlement; Option to Acquire Servicing Assets; No Loss of Rights in Cardholder Data; No Preclusion on Marketing by USPG and NationsHealth.
          (a) Post-Termination Re-Enrollment. Upon termination or expiration of this Agreement other than with respect to a termination by CIGNA of NationsHealth and/or USPG pursuant to Sections 6.05(a),(d), (e) (except that for purposes of this Subsection 6.07(a) the criminal action referred to in (e) must result in a conviction of NationsHealth) and (f), if NationsHealth or USPG (or NationsHealth or USPG and a third party or parties) is the sponsor or is a contractor, in a material capacity, for a CMS-approved PDP (the “NationsHealth PDP”) and *** within thirty (30) days of termination of this Agreement (or such longer period as the Parties may agree) *** that otherwise would be automatically *** for the then-next open ***, then the Parties will effect such *** and any other activities necessary to support such *** in accordance with terms of such approval and applicable Law, including, without limitation, HIPAA, pursuant to which, CIGNA shall provide NationsHealth and/or USPG with *** to the extent necessary to enable NationsHealth and/or USPG to *** the NationsHealth PDP *** as of the date of termination of this Agreement. ***:

     (i) *** a prescription card program offered or operated by NationsHealth and/or USPG prior to October 1, 2005, or *** Part B Supplies from NationsHealth prior to October 1, 2005, *** of the Parties no later than June 30, 2006.
     (ii) *** (*** through a procedure agreed upon by the Parties, except where *** is impracticable or inappropriate, such as where it would result in *** Part D plans) *** of CIGNA Employer Groups.
          (b) Contingent Financial Settlement. If the NationsHealth PDP is precluded by CMS or by applicable Law from ***, above, or CMS does not grant its express authorization or approval as described in (a), above, then, at the end of each calendar quarter *** following the termination of ***:
     (i) NationsHealth shall pay CIGNA *** of CIGNA’s Employer Groups *** in any NationsHealth PDP.
     (ii) CIGNA shall pay NationsHealth or USPG ***:
     (1) *** otherwise would have been *** the NationsHealth PDP under subsection ***, above;
     (2) *** where USPG and/or NationsHealth *** pursuant to Section 4.01(b), above; and,
     (3) *** in the CIGNA PDP for ***.
     (iii) For (A) *** not identified in subsections *** and ***, above,(for example, *** as a consequence of ***) and (B) excluding CIGNA Employer Group *** NationsHealth shall consist of *** for those *** (as to which CIGNA shall exercise reasonable diligence, but no less effort than it would with respect to ***) in CIGNA’s PDP for such plan year, less *** (as to which NationsHealth and/or USPG shall exercise reasonable diligence, but no less effort than it would with respect to ***) in the NationsHealth PDP. In the event that *** in the NationsHealth PDP *** in CIGNA’s PDP, then NationsHealth shall ***.
          (c) Option to Acquire Servicing Assets. In the event of a termination of this Agreement by CIGNA For Cause pursuant to subsections (a), (d), (e), (f) and (g) of Section 6.05, above, or in the event that USPG and NationsHealth change their business operations such that they no longer offer the Services, then CIGNA shall have the option to acquire, which option must be exercised within thirty (30) days of the final date on which USPG renders Services pursuant to this Agreement, the assets required to deliver all or part of the Services described in Exhibits 1.02, 1.03, 1.04, 1.05, and 1.06 . CIGNA shall have the option to acquire such physical assets from USPG and/or NationsHealth at their fair market value. NationsHealth may decline to sell such physical assets to CIGNA, in which instance CIGNA may acquire similar assets from third party vendors. NationsHealth and/or USPG will provide know how, expertise, and personnel resources to assist CIGNA, without cost to CIGNA, in replicating the functionality of such assets. Prior to the effective date of such termination, CIGNA may notify USPG or NationsHealth of CIGNA’s intent to exercise such option so that the transfer of such assets will occur simultaneously with the termination. Further, in the event of such termination, CIGNA shall have the option to acquire from USPG and/or NationsHealth, without cost to CIGNA, the intangible assets required to deliver all or part of the Services, including system specifications and configurations, software code, training and policy manuals, marketing plans and other information used by USPG or NationsHealth in the performance of the Services described in the foregoing exhibits through a grant by USPG and/or NationsHealth to CIGNA of a royalty-free perpetual license for such intangible assets to the extent of the authority of USPG and/or NationsHealth to grant such a license.
          (d) No Loss of Rights in Cardholder Data; No Preclusion on Marketing by USPG and NationsHealth. No termination of this Agreement shall be deemed by CIGNA to constitute a transfer or assignment by USPG or NationsHealth to CIGNA of data developed by USPG or NationsHealth concerning participants in NationsHealth’s prescription card program or to constitute a prohibition on marketing activities by NationsHealth or USPG with respect to such participants.
          (e) Inapplicability of Post-Termination *** Arrangements and Contingent Financial Settlement to CIGNA as a Result of a Termination For Cause by NationsHealth. Upon the termination of this Agreement by NationsHealth pursuant to Sections 6.05(a), (d), (e) (except that for purposes of this Subsection 6.07(e) the criminal action referred to in (e) must result in a conviction of CIGNA) and (f), then those provisions of subsections 6.07 (a) and (b), above, entitling CIGNA to post-termination *** and a contingent financial settlement, shall not apply to CIGNA.
ARTICLE VII
CONFIDENTIALITY; USE OF INTELLECTUAL PROPERTY;
ENROLLEE DATA; EXCLUSIVITY
     SECTION 7.01 Confidentiality. Prior to entering into this Agreement the Parties have each committed substantial resources to developing the arrangements described in this Agreement. The Parties specifically acknowledge that to induce each other to enter into this Agreement each Party specifically confirms that all Confidential Information received from the other party at any time shall remain confidential during the term of this Agreement and shall be used only in furtherance of the business relationships contemplated by the provisions of this Agreement. In this regard, each Party agrees that any Confidential Information provided to it will only be provided to its employees on a “need to know” basis, and will be treated with at least as much care as the receiving party provides for its own Confidential Information (and in no event treated with any less than a high degree of confidentiality.)
     SECTION 7.02 Use of Proprietary Information.
          (a) Notwithstanding anything to the contrary in this Agreement, NationsHealth and USPG reserves all right, title and interest in and to, and all control of the use of NationsHealth or USPG’s copyrights, patents, service marks, trademarks, designs, logos, brand names, Internet “URL” addresses, World Wide Web sites and all right, title and interest in and to any trade names, fictitious business names, and all other intellectual property rights (collectively, “NationsHealth/USPG Intellectual Property”), including all right, title and interest, including any license rights it has, in and to the name of NationsHealth or USPG, and any derivation thereof and including NationsHealth/USPG New Intellectual Property (as defined below). CIGNA shall not, and shall ensure that CIGNA’s Affiliates do not, use any of NationsHealth/USPG Intellectual Property in materials supplied to Employer Groups, prospective Employer Groups, Enrollees or otherwise without NationsHealth’s and USPG’s express and specific prior written consent. To the extent applicable, CIGNA hereby assigns, transfers and conveys irrevocably and perpetually to NationsHealth or USPG all of its worldwide right, title and interest in and to any and all NationsHealth/USPG Intellectual Property. “NationsHealth/USPG New Intellectual Property” means all developed materials and other intellectual property that (a) are conceived, created or developed in connection with or in the course of providing the Services and are modifications, enhancements, adaptations or derivative works of or derived from or based on the NationsHealth Data or any NationsHealth/USPG Intellectual Property in all cases, regardless of who makes such modifications, enhancements, adaptations and derivative works but specifically excluding modifications, enhancements, adaptations or derivative works of or derived from or based on the CIGNA Data or any CIGNA Intellectual Property, or (b) are conceived, created or developed to address, execute or embody a NationsHealth/USPG-specific product, service, business process, including any modifications, enhancements, adaptations and/or derivative works of or based on any of the foregoing, in all cases, regardless of who conceives, creates, develops or makes any of the foregoing. For the avoidance of doubt, “NationsHealth/USPG New Intellectual Property” does not include CIGNA Intellectual Property generally applicable to CIGNA’s business.
          (b) Notwithstanding anything to the contrary in this Agreement, CIGNA and its Affiliates reserve all right, title and interest in and to, and all control of the use of, CIGNA’s copyrights, patents, service marks, trademarks, designs, logos, brand names, Internet “URL” addresses, World Wide Web sites and all right, title and interest in and to any trade names, fictious business names and all other intellectual property rights (collectively “CIGNA Intellectual Property”) including all right, title and interest, including any license rights it has, in and to the names “CIGNA,” “CIGNA HealthCare,” “CIGNA Companies,” “Connecticut General Life Insurance Company,” and any derivation thereof and including CIGNA New Intellectual Property. USPG and NationsHealth shall not, and shall ensure that USPG’s and NationsHealth’s Affiliates do not, use any CIGNA Proprietary Information in materials supplied to Employer Groups, prospective Employer Groups, Enrollees or otherwise without CIGNA’s prior express and specific prior written consent. To the extent applicable, USPG and NationsHealth hereby assign, transfer and convey irrevocably and perpetually to CIGNA all of their worldwide right, title and interest in and to any and all CIGNA Intellectual Property. “CIGNA New Intellectual Property” means all developed materials and other intellectual property that (a) are conceived, created or developed in connection with or in the course of providing the Services and are modifications, enhancements, adaptations or derivative works or derived from or based on the CIGNA Data or CIGNA Confidential Information or any CIGNA Intellectual Property in all cases, regardless of who makes such modifications, enhancements, adaptations and derivative works of or derived from or based on the CIGNA Data or any CIGNA Intellectual Property but specifically excluding modifications, enhancements, adaptations and derivative works derived from or based on the NationsHealth Data or any NationsHealth /USPG Intellectual Property, or (b) are conceived, created or developed to address, execute or embody a CIGNA-specific product, service, business process, including any modifications, enhancements, adaptations and/or derivative works of or based on any of the foregoing, in all cases, regardless of who conceives, creates, develops or makes any of the foregoing. For the avoidance of doubt, “CIGNA New Intellectual Property” does not include NationsHealth/USPG Intellectual Property generally applicable to USPG’s or NationsHealth’s business.
     SECTION 7.03 Data. The use and management of CIGNA Data by USPG and/or NationsHealth shall be as described in Exhibit 7.03. The use and management of NationsHealth Data by CIGNA shall be as described in Exhibit 7.03.
     SECTION 7.04 Exclusivity.
          (a) Exclusive Rights of USPG. USPG shall be CIGNA’s exclusive provider of the Services described in Article I of this Agreement that pertain to Part D Enrollees, provided, however, that this shall not prevent CIGNA from engaging in, or acquiring capabilities, to engage in the following:
               (i) CIGNA shall have the option to service its Part D Enrollees in CIGNA’s Employer Groups through its own servicing operations or through servicing operations provided by a third party;
               (ii) CIGNA may provide its pharmacy benefit management capability to third parties on a “leased” or fee basis;
               (iii) CIGNA may provide its pharmacy benefit management capability and risk taking capacity to third parties who market and service products within discrete local markets and which may include a direct-to-consumer Part D program as described under Section 101 the MMA; and
               (iv) CIGNA may, directly or through a third party, solicit and/or service Part D Enrollees if USPG is legally prohibited from marketing the PDP to enrollees of its non-endorsed prescription card and Medicare Part B programs, or is unable to perform the Services described in Article I of this Agreement, or experiences (or NationsHealth experiences) a change in control as described in Section 6.05(g), or in connection with circumstances described in Section 4.01(d) (relating to USPG’s failure to possess certain licenses or the issuance to USPG of a cease and desist order or similar formal regulatory request.)
               (v) CIGNA may use a third party to market the CIGNA PDP to prospective Enrollees provided that CIGNA offers to USPG the opportunity to perform, and USPG agrees to perform, all Services under this Agreement with respect to such prospective Enrollees except for the marketing services that are provided by such third party. If USPG agrees to perform the Services, then such prospective Enrollees, to the extent that they become Enrollees, will be counted in the Parties’ calculations as described in Exhibit 3.01. If USPG rejects CIGNA’s offer as described above, then USPG shall not perform Services for CIGNA with respect to such Enrollees and such Enrollees shall not be counted in the Parties’ calculations as described in Exhibit 3.01.
          (b) Exclusive Rights of CIGNA CIGNA shall be the exclusive PDP sponsor for which USPG or NationsHealth provides any Services as described in Article I of this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     SECTION 8.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of the Parties hereto, the results of any such investigation, or the Knowledge of USPG or NationsHealth or Knowledge of CIGNA (regardless of how obtained), the representations and warranties contained in Articles II and IV hereof and the indemnification obligations of the Parties with respect thereto, and the provisions of Article IX, shall survive the expiration or termination of this Agreement for a period of one (1) year following such expiration or termination, subject to the terms and conditions of this Article VIII.
     SECTION 8.02 Mutual Indemnification.
          (a) Subject to the terms and conditions of this Article VIII, USPG and NationsHealth shall hold harmless and indemnify CIGNA and its Affiliates from any claims, losses, damages, liabilities, costs, expenses or obligations, including reasonable attorney’s fees and expenses related to the performance of this Agreement (collectively, “Losses”) that arise out of or result from (i) the breach of any representation or warranty of USPG under this Agreement, or (ii) the negligence or willful misconduct of USPG, its officers, employees and agents in the performance of USPG’s obligations under this Agreement.
          (b) Subject to the terms and conditions of this Article VIII, CIGNA shall hold harmless and indemnify USPG and NationsHealth from any Losses that arise out of or result from (i) the breach of any representation or warranty of CIGNA under this Agreement, or (ii) the negligence or willful misconduct of CIGNA, its officers, employees and agents in the performance of CIGNA’s obligations under this Agreement.
     SECTION 8.03 Method of Asserting Third-Party Claims.
          (a) As used in this Agreement, “Notifying Party” refers to any Party who claims entitlement to indemnification under Section 8.02 for losses resulting from a third-party claim. The “Indemnifying Party” refers to the Party obligated to indemnify the Notifying Party under Section 8.02.
          (b) In the event any Notifying Party is made a defendant in or party to any claim instituted by any third party for which the Notifying Party may be entitled to indemnification under Section 8.02, the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Notifying Party’s ability to seek reimbursement unless, and only to the extent that, such failure has a detrimental effect on the Indemnifying Party’s ability to defend successfully the claim. The Indemnifying Party shall be entitled to contest and defend such claim, provided that the Indemnifying Party: (i) has a reasonable basis for concluding that such defense may be successful; and (ii) diligently contests and defends such claim.
          (c) Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within fifteen (15) business days after the Notifying Party’s notice of such claim. The Indemnifying Party shall use reputable attorneys of its choosing to conduct such contest and defense. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss for which the Notifying Party can be indemnified under Section 8.02), to participate in such contest and defense and to be represented by attorneys of its own choosing. The Notifying Party shall give the Indemnifying Party notice that it intends to participate in such contest and defense.
          (d) If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of the defense. Whether or not the Notifying Party elects to participate in such defense, neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any claim without notifying the other Party and without the Indemnifying Party’s consent if the settling party is the Notifying Party, which consent shall not be unreasonably withheld.
          (e) Notwithstanding any provision in this Agreement to the contrary, if: (i) a claim from a third party seeks relief in the form of a material obligation of the Notifying Party other than an obligation to pay monetary damages; (ii) the subject matter of a claim relates to the ongoing business of the Notifying Party, which claim, if decided against the Notifying Party, would adversely effect the ongoing business (including, without limitation, requiring any material change in the business practices of the Notifying Party) of the Notifying Party; or (iii) the Notifying Party would not be fully indemnified under Section 8.02 or released with respect to such claim, then, in each such case, the Notifying Party shall be entitled to contest and defend such claim, the expense of which shall constitute a Loss for which the Notifying Party can be indemnified under Section 8.02 (and the Indemnifying Party may participate); provided, however, that any settlement or compromise shall require the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and, if the Notifying Party does not contest and defend such claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such third party claim.
          (f) Any dispute between the Parties about the applicability of any Party’s indemnification rights or obligations under Section 8.02 or the method of asserting claims under this Section 8.03 shall be resolved in accordance with the dispute resolution provisions set forth in Article IX.
     SECTION 8.04 Limitations on Indemnification. Except as set forth in Article IX, the rights set forth in Section 8.02 shall be each Party’s sole and exclusive remedies against the other Party hereto for any Losses. No Party shall be entitled to any recovery under this Agreement for its own special, consequential, incidental or punitive damages. The limitations set forth in this Section 8.04 shall not apply to any Losses that have resulted proximately from any fraudulent act of the Indemnifying Party or its directors, officers, employees, agents or representatives.
     SECTION 8.05 Insurance. During the term of this Agreement, the Parties shall each maintain adequate insurance related to the operation of their respective businesses and their respective obligations under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION
     SECTION 9.01 Disputes. This Article IX sets forth the sole source of remedies available to the Parties with regard to any and all disputes between them arising in connection with this Agreement (hereinafter referred to as “Disputes”) including all questions of arbitrability, the existence, validity, scope or termination of this Agreement or any term thereof; provided, however, that the Parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that a Party may, in its discretion, apply to a court of law or equity of competent jurisdiction located in a venue set forth in Section 11.09 for specific performance and injunctive relief in order to enforce or prevent any violations of this Agreement and any Party against whom such proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and agrees not to raise the defense that the other Party has an adequate remedy at law. The Parties shall work together in good faith to resolve any and all Disputes. Any Disputes that the Parties are unable to satisfactorily resolve by discussion and negotiation between themselves in good faith and within a thirty (30) day period from the time notice of the Dispute is provided to the other Party shall be referred to the Committee. The Committee shall use reasonable business efforts to resolve the Dispute within thirty (30) days of receiving written notice of the Dispute, or such other period of time as mutually agreed between the Parties. The Committee acting by unanimous consent shall have the authority to waive the Dispute; designate specific corrective or alternative action; set a time period for certain performance; take other mutually agreeable action or submit the matter to arbitration, provided, however, that the Committee shall have no authority to amend the terms of this Agreement, which may only be accomplished in accordance with the provisions of this Agreement.
     SECTION 9.02 Commencing Arbitration. If the Committee is unable to resolve any such Dispute or agree upon appropriate action within thirty (30) days following the date one Party sent written notice of the Dispute to the Committee, or such other period of time as mutually agreed between the Parties, and if a Party wishes to pursue the Dispute, such Party may thereafter submit the Dispute to binding arbitration in accordance with the American Arbitration Association’s Procedures for Large, Complex Commercial Disputes, as they may be amended from time to time (see http://www.adr.org). Unless otherwise agreed to in writing by the Parties, the Party wishing to pursue the Dispute must initiate the arbitration within one year after the date on which the Dispute was submitted to the Committee or shall be deemed to have waived its right to pursue the Dispute in any forum. Any arbitration proceeding under this Agreement shall be conducted in Hartford, Connecticut. The arbitrator(s) may construe or interpret but shall not vary or ignore the terms of this Agreement and shall be bound by controlling Law. The arbitrator(s) shall have no authority to award special, consequential, incidental or punitive damages.
     SECTION 9.03 Decision Binding; Federal Arbitration Act. The decision of the arbitrator(s) regarding the Dispute will be binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties acknowledge that because this Agreement affects interstate commerce, the Federal Arbitration Act applies.
     SECTION 9.04 Waiver; Survival. In the event any court determines that this arbitration procedure is not binding or otherwise allows litigation involving a Dispute to proceed, the Parties hereby waive any and all right to trial by jury in, or with respect to, such litigation. This Article IX shall survive any termination of this Agreement.

ARTICLE X
DEFINITIONS
     SECTION 10.01 Defined Terms.
     When each of the following terms is used in this Agreement it shall have the meaning stated below:
     “Affiliate” with respect to any Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.
     “CIGNA Data” means, collectively, all data and information (a) relating to providers, enrollees, and customers of CIGNA, or (b) CIGNA’s Confidential Information, or (c) CIGNA’s Intellectual Property, or (d) to which USPG or NationsHealth have access by or through CIGNA in connection with the provision of the Services, or (e) any and all knowledge, experience or know-how gained by CIGNA during the course of this Agreement.
     “Committee” means a committee composed of up to three (3) representatives from each of USPG and CIGNA that is charged with coordinating activities under this Agreement, adopting an operating budget, approving business strategies and marketing plans, developing pricing strategies (subject to CIGNA’s final approval), dispute resolution, the use of branded materials pertaining to any Party, and such other matters as the Parties may agree are appropriate for oversight or implementation by the Committee.
     “Confidential Information” means information about a Party’s customers, business practices and procedures, and the proprietary business information of a Party.
     “Contract” means any written or oral contract, agreement, commitment, insurance policy, arrangement or understanding.
     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as member or trustee, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as member or trustee, by Contract or credit arrangement or otherwise.
     “Domiciled” means the locality in which an Employer Group’s principal executive offices are located.
     “Dual Eligibles” means persons who are eligible for both Medicare and Medicaid.
     “Employer Group” means any employer, labor union, Governmental Authority or other legally organized group of individuals, and the covered dependents of the persons associated therewith, or an entity which directly or indirectly contracts to provide a prescription drug benefit, including an employer-sponsored nonstatutory customized Medicare “wrap” or PDP program.

     “Enrollee” or “Part D Enrollee” means each eligible persons enrolled directly, or indirectly, in a CIGNA-sponsored PDP.
     “Governmental Authority” means any government or political subdivision thereof, whether federal, state or local (including counties and cities), or any court, agency, commission, department, district, or other instrumentality of any such government or political subdivision.
     “Knowledge of USPG and NationsHealth” means the actual knowledge of the individuals set forth on Exhibit 10.01(a) as such knowledge has been obtained in the normal conduct of the business.
     “Knowledge of CIGNA” means the actual knowledge of the individuals set forth on Exhibit 10.01(b). as such knowledge has been obtained in the normal conduct of the business.
     “Law” means the common law and any statute, ordinance, code or other law, rule, regulation, order, standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority with proper jurisdiction over the Parties, or the activities of the Parties.
     “Material Adverse Effect” means any change, effect, fact, event or circumstance that, individually or when taken together with all such other changes, effects, facts, events or circumstances is or may reasonably be expected to be materially adverse to the condition (financial or otherwise), results of operations, business, properties, prospects, assets, liabilities, or operations of a Party’s business, as the case may be, or to the ability of a Party to consummate the transactions contemplated by this Agreement.
     “Medicare Program” means, collectively, the programs created by Congress in the Act, including without limitation, the implementation of the Medicare Part D Prescription Drug Benefit Program, including any regulations or CMS pronouncements and any future amendments.
     “NationsHealth Data” means, collectively, (a) all data and information concerning customers, participants, and prospects of USPG or NationsHealth, excluding Part D-specific Data developed in connection with this Agreement, or (b) NationsHealth’s or USPG’s Confidential Information, or (c) NationsHealth/USPG Intellectual Property, or (d) any and all knowledge, experience or know-how gained by NationsHealth or USPG during the course of this Agreement.
     “Net Loss” means ***.
     “Part B Supplies” means medical supplies consisting of, but not limited to, prescription drugs, durable medical equipment, diabetes supplies, oxygen or other respiratory supplies, and ostomy supplies and any related services that are furnished by the supplier to Medicare beneficiaries on an outpatient basis and that are reimbursed under Part B of the Medicare program.
     “Parties” means USPG, NationsHealth, and CIGNA and its Affiliates.
     “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Authority or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

     “Tax” means any federal, state, county, local, foreign or other tax (including, without limitation, income taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, withholding, employment and payroll-related taxes, property taxes and import duties), and includes interest, additions to tax assessments, fines and penalties with respect thereto.
ARTICLE XI
GENERAL PROVISIONS
     SECTION 11.01 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted to the other party’s facsimile number, and shall be effective upon receipt, if delivered personally, the next business day if sent by reputable overnight express courier, charges prepaid, or, if mailed, three (3) days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or upon receipt if sent by electronic transmission to the facsimile number specified below (provided a confirmation copy is sent by reputable overnight express courier, charges prepaid):
If to USPG or NationsHealth:
Glenn Parker, M.D.
NationsHealth, Inc.
13650 NW 8th Street
Suite 109
Sunrise, Florida 33325
Facsimile: 954-903-5008
With a copy to:
Ira J. Coleman, P.A.
McDermott Will & Emery
201 South Biscayne Boulevard
Suite 2200
Miami, Florida 33131-4336
Facsimile: 305-347-6500
Tracy M. Schmidt
General Counsel/EVP Regulatory Operations
NationsHealth, Inc.
13650 NW 8th Street, #109
Sunrise, Florida 33325
Facsimile 954-903-5252

If to CIGNA:
Mr. David Russell
CIGNA HealthCare, S-330
900 Cottage Grove Road
Hartford, Connecticut 06152—2202
Facsimile: 860-226-5683
With a copy to:
Rhonda M. Karlin, Esquire
Senior Counsel
CIGNA HealthCare, S-201
900 Cottage Grove Road
Hartford, Connecticut 06152—2202
Facsimile: 860-226-7222
     SECTION 11.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 11.03 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement , as the case may be, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     SECTION 11.04 Entire Agreement. This Agreement (together with any Exhibits and Schedules hereto and thereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Each Party acknowledges that nothing in this Agreement or any other materials presented to such Party in connection with the transaction contemplated by this Agreement constitutes legal or tax advice to such Party. The Parties have consulted such legal and tax advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with this Agreement.
     SECTION 11.05 Assignment. Any Party may assign its rights and duties hereunder only to a wholly-owned or wholly-controlled subsidiary or Affiliate; provided, however, that as a condition to any assignment, the assignor shall remain liable to perform, or to cause its assignee to perform, all of the assignor’s obligations under this Agreement.
     SECTION 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     SECTION 11.07 Construction of Terms. Whenever used in this Agreement, a singular number shall include the plural and a plural the singular. Pronouns of one gender shall include all genders. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement, as the case may be. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Whenever used in this Agreement, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     SECTION 11.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
     SECTION 11.09 Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) Except to the extent that each of the Parties is governed by the Laws of its domiciliary state, this Agreement shall be construed and enforced in accordance with the internal Laws of the State of Connecticut.
          (b) The jurisdiction and venue for any request, motion or other action for injunctive relief, specific performance and other equitable relief brought by any Party hereto pursuant to this Agreement shall properly lie in any federal court of competent jurisdiction located in Hartford, Connecticut. By execution and delivery of this Agreement, each Party hereto irrevocably submits to the exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
     SECTION 11.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties, except that in the event that this Agreement or any Exhibit does not contain a particular provision required by the Laws governing the Part D program, or any provision of this Agreement or an Exhibit conflicts with such Laws or regulations, then this Agreement and any Exhibits, as applicable, shall be deemed amended to comply with the Laws governing the Part D program and any conflicting provision shall be deemed stricken and such amendment shall be effective immediately upon the date that such Law becomes effective.
     SECTION 11.11 Waiver. At any time a Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by another Party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement afforded to any Party shall be cumulative and not alternative.
     SECTION 11.12 Counterparts. This Agreement may be executed via facsimile in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers duly authorized.
SIGNATURES APPEAR ON FOLLOWING PAGE

UNITED STATES PHARMACEUTICAL GROUP, LLC
By /s/ Glenn M. Parker
Its Chief Executive Officer

NATIONSHEALTH, INC.
By /s/ Glenn M. Parker
Its Chief Executive Officer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By /s/ Jonathan N. Ruben
Its Chief Financial Officer

EXHIBIT 1.02
PART D CAPABILITIES
USPG shall establish and maintain throughout the term of this Agreement the necessary systems and infrastructure in order to perform its obligations under this Agreement in accordance with CMS and CIGNA requirements reasonably necessary to support the PDP. Specifically, USPG shall establish and maintain:
A.	Connectivity:
1.	to CMS via the *** to send and receive enrollment information to and from CMS for processing;

2.	to CIGNA or its designee to send and receive eligibility information linked to benefit design for point-of-service claim processing (protocol, format, and content to be agreed by the Parties);

3.	to CIGNA to send and receive enrollment, financial, reporting, and other information as necessary (protocols, formats, and contents to be agreed by the Parties).
B.	Systems:
1.	to accept applications from prospective Enrollees, interact with CMS systems to verify Part D eligibility, make enrollments and disenrollments effective, issue enrollee membership cards, interact with CIGNA or its designee to make eligibility information linked to benefit design available for point-of-service pharmacy claim processing as further described in Exhibit 1.05;

2.	to track and monitor inbound and outbound member calls and to collect and report statistics on response times and accuracy and call abandonment rates;

3.	to track and respond to enrollee correspondence whether received by regular mail, telecopy, or e-mail;

4.	to provide prospective Enrollees with information about the PDP over the Internet as further described in Exhibit 1.03;

5.	to perform Enrollee premium billing and collections as further described in Exhibit 1.04;

6.	to track, manage, and report on member grievances as further described in Exhibit 1.06;

7.	to monitor and audit each area of service to determine compliance with quality, service levels, and accuracy standards agreed-upon by the parties.
C.	Data Management and Reporting Processes:
1.	to enable CIGNA to fulfill its reporting obligations to CMS as a PDP Sponsor. CMS reporting requirements include but are not limited to statistics regarding enrollment, disenrollment, grievances, and call center measures.

2.	to enable management and monitoring of the services and systems described in Exhibits 1.03 – 1.05 and this Exhibit 1.02. The format, content, and timing of management reports are to be agreed upon by the Parties.
D.	Sufficient personnel (employed and contracted) to ensure the timely performance of USPG’s obligations hereunder in a manner that provides Medicare beneficiaries and their representa tives convenient, accessible and accurate service in a courteous, professional manner, as well as being responsive to diverse groups. All such personnel shall be trained in accordance with applicable CMS guidance.
E.	Systems and infrastructure *** on or before ***, or such other date as CMS requires for testing or otherwise.
F.	A detailed Service Level Agreement (“SLA”) mutually agreed to with CIGNA within *** after the Effective Date. The SLA shall specify standards of timeliness, accuracy, and quality in addition to, or in excess of, the standards that are set forth in CMS instructions and guidelines and agreed upon monetary penalties and incentives for, respectively, failing to meet or exceeding, service levels with respect to the services to be provided by USPG.
G.	A detailed disaster recovery and business continuation plan within *** after the Effective Date as further described in Exhibit 7.03.

EXHIBIT 1.03
MARKETING AND BENEFICIARY COMMUNICATIONS
A.	USPG shall market CIGNA’s PDP in accordance with applicable CMS requirements set forth at 42 C.F.R. § 423.50 and the CMS marketing guidelines applicable to the PDP, and the marketing program agreed to by USPG, NationsHealth and CIGNA. Until such time as CMS issues guidance specific to PDPs, if any, the parties shall rely on Chapter 3 of CMS’s Managed Care Manual.
1.	USPG shall create marketing and beneficiary communications materials and facilitate the approval process with CMS.

2.	CIGNA shall review and approve marketing and beneficiary communications materials and provide plan-specific content as required.

3.	The parties shall develop a schedule for the preparation of all marketing materials for submittal to CMS no later than August 1, 2005, or earlier if so required by CMS.

4.	The name of CIGNA (or a CIGNA Affiliate) and the name of NationsHealth or USPG will be displayed on the identification card distributed to Enrollees.
B.	USPG shall provide the following marketing and distribution services:
1.	For purposes of this Exhibit 1.03, “marketing materials” include any informational materials targeted to Medicare beneficiaries which (i) promote the PDP; (ii) inform Medicare beneficiaries that they may enroll, or remain enrolled in the PDP; (iii) explain the benefits of enrollment in the PDP, or the rules that apply to Enrollees; and (iv) explain how Medicare services are covered under the PDP, including conditions that apply to such coverage.

2.	USPG shall market the PDP using *** agreed to by USPG, NationsHealth, and CIGNA, which shall include *** and ***.

3.	USPG shall distribute to prospective Enrollees and employers written marketing materials regarding the PDP in accordance with the distribution plan agreed to by USPG, NationsHealth, and CIGNA.

4.	USPG shall allocate its marketing resources to include the disabled Medicare population, Dual Eligibles, as well as beneficiaries age 65 and over, and shall establish and maintain a system for confirming that enrolled beneficiaries have in fact enrolled in the PDP and understand the rules applicable to and benefits available under the PDP.

5.	Annually and at the time of enrollment, USPG agrees to provide Enrollees information on the following features of the PDP:
•	Enrollment Procedures;

•	Enrollee Procedural Rights;

•	Potential for Contract Termination;

•	PDP Benefits for standard Part D benefits;

•	Types of Pharmacies in the Pharmacy Network;

•	Out-of-network Pharmacy Access;

•	Premiums;

•	Service Area;

•	Current PDP Formularies;

•	60-days notice to potential and current Enrollees of the removal or change in the their placement of any drug on the plan’s formulary;

•	Information about quality and performance indicators;

•	Information about utilization management procedures;

•	Information about the frequency of Enrollee grievances and appeals; and

•	Information on CIGNA’s financial condition.
6.	USPG will operate an Internet website the content of which shall be jointly developed by the parties. The website shall contain the information listed in 5 above as well as all marketing materials for the PDP. For information held in the control of CIGNA or its designee, the parties shall agree to the form, format and schedule for CIGNA to provide such information. The website shall be available for pre-enrollment and for Enrollees post-enrollment. CIGNA and USPG may agree to provide enhanced functionality for post-enrollment support by, for example, using myCIGNA.com functionality and frameworks.

7.	USPG will maintain a toll-free customer service call center that is open during usual business hours and provides customer telephone service for potential and current Enrollees in compliance with standard business practices. USPG agrees to operate the call center in accordance with the following:
•	The call center shall operate Monday through Friday from no less than 8:00 AM – 4:30 PM local time for those time zones where the PDP is offered, including the continental United States, Hawaii, and Alaska, unless the parties agree otherwise;

•	*** of all incoming customer calls shall be answered within ***;

•	The *** rate of all incoming customer calls shall not exceed ***;

•	The *** rate shall be set forth in the SLA;

•	The call center shall provide thorough information about the PDP’s benefit plans, including co-payments, deductibles, and network pharmacies;

•	The call center shall incorporate procedures for handling customer complaints;

•	The call center shall provide service to non-English speaking and hearing impaired Enrollees;

•	The call center shall provide the information described in 5 above. CIGNA will provide the information within its, or its designee’s, possession to USPG or provide the requisite tools to enable USPG’s access to such information.

•	The call center shall refer appeals and coverage determination issues, provider inquiries, and potential fraud and abuse matters to CIGNA.

8.	USPG shall distribute to Enrollees information jointly developed by the parties regarding the PDP formularies and tiers, step therapy, PA and dose limits.

9.	USPG shall distribute to Enrollees information regarding the coverage determination, exceptions, grievance and appeals process, which information shall be included in the PDP’s Evidence of Coverage and outreach materials jointly developed by the parties.

10.	USPG shall provide to CIGNA the information necessary for CIGNA’s submissions to CMS for the CMS comparative website in accordance with the requirements set forth at 42 C.F.R. § 423.48.
C.	Additional Obligations of USPG and NationsHealth
1.	USPG shall require its employees, agents, and representatives engaged in marketing CIGNA’s PDP to receive training in CMS’ Medicare marketing instructions and guidelines before they are permitted to talk with prospective Enrollees. Each such employee, agent, and representative shall sign a form acknowledging that he or she has received such training. CIGNA shall have a reasonable period of time within which to review, and comment on, any training materials.

2.	USPG will make available to prospective and current Enrollees only those marketing materials that have been approved by CIGNA and CMS in accordance with 42 C.F.R. § 423.50.

3.	USPG shall report to CIGNA the ***. The form, content and frequency of such reports shall be agreed to by the parties.

4.	USPG shall monitor and/or record for later review no less than ***. The parties shall agree upon standards against which the quality and accuracy of such monitored or review/call will be assessed. USPG shall report the results of its call center monitoring and review on a quarterly basis, together with any corrective actions taken with respect to call center personnel who fail to meet the parties’ agreed-upon acceptable quality levels.

5.	USPG shall report to CIGNA the *** for calls, *** rates, and related statistics. The form, content and frequency of such reports shall be agreed to by the parties.

6.	USPG shall provide call center statistics as specified in CMS’s Final Medicare Part D Reporting Requirements in sufficient time for CIGNA to provide them to CMS at the times set forth in Section VIII thereof.

7.	USPG shall maintain records and provide support for any CMS or HHS OIG audits of marketing and call center operations.

EXHIBIT 1.04
ENROLLEE BILLING AND PREMIUM COLLECTION
USPG shall perform the following premium billing and collection services on behalf of CIGNA for Enrollees in accordance with CMS requirements set forth at 42 C.F.R. § 423.293 and any CMS guidance, when issued.
1. By the monthly date established in CMS guidelines, USPG shall bill each Enrollee the monthly premium due under the PDP as communicated by CIGNA to USPG. USPG shall bill for each individual enrolled in the PDP for that month according to USPG’s enrollment records.
2. USPG shall permit each Enrollee, at the Enrollee’s option, to make premium payment through an electronic funds transfer mechanism or other means established by CMS.
3. USPG shall be able to allow Enrollees to pay their premium via automatic deductions pursuant to 42 C.F.R. § 422.262(f)(1) and accept such premium payments. USPG shall not bill the Social Security Administration or the Railroad Retirement Board for such amounts.
4. USPG shall be able to support any supplemental premium billing to and collection from Enrollees.
5. USPG shall instruct Enrollees to submit premiums directly to CIGNA, whether by mail to a post office box maintained by CIGNA or, if payments are made electronically, to a CIGNA lockbox account. All premiums otherwise collected by USPG on behalf of CIGNA shall be deposited into a lockbox account maintained by CIGNA *** by USPG.
6. USPG shall update its enrollee records of all premium payments received *** of USPG’s receipt of notice from CIGNA that the premium payment has been deposited.
7. USPG shall administer the policies and procedures jointly developed by the parties in accordance with any applicable CMS guidance regarding the collection of delinquent premium payments and disenrollment of Enrollees for nonpayment. In no event shall an Enrollee be disenrolled without CMS prior approval.
8. USPG shall be able to identify, collect and remit to CMS any late enrollment penalty amount due from or on behalf of an Enrollee that is identified by CMS.
9. USPG shall modify the billing for any Enrollee who becomes eligible for or loses eligibility for Medicaid.
10. USPG shall be able to apply *** for *** categories of Enrollees ***.

EXHIBIT 1.05
ENROLLMENT AND ELIGIBILITY
A.	Systems Capability. USPG shall establish and maintain an eligibility system that satisfies CMS requirements and has the following features and capabilities:
1.	Accept low income status data from CMS;

2.	Generate eligibility data for low income status Enrollees that identifies their separate benefit design;

3.	Notify CIGNA or CIGNA’s designee when low income status changes occur to support co-payment and coinsurance refunds and State Pharmaceutical Assistance Program (“SPAP”) payments *** of its receipt of such information;

4.	Generate eligibility information for Enrollees that identifies their low income status in support of point-of-service claim processing;

5.	Provide confirmation to long-term care and other special populations of their status;

6.	Accept individual and batch enrollments in any form, including online, paper, and electronic feeds;

7.	Administer an annual enrollment period at the following times: (a) for contract year 2006: November 15, 2005 through May 15, 2006; and (b) for contract year 2007 and thereafter: November 15 through December 31 of each year for the upcoming contract year;

8.	Support special enrollment periods for age-ins, enrollees of other Part D plans who move out of the service areas of such other Part D plans, and other circumstances set forth in 42 CFR § 423.38(c);

9.	Collect and exchange information for coordination of benefits purposes information regarding other coverage that an Enrollee has for prescription drugs in support of coordination of benefits services required of CIGNA by CMS; and,

10.	Collect and transmit data elements specified by CMS for the purposes of enrolling and disenrolling beneficiaries in accordance with timeframes specified in CMS instructions and any standards agreed upon in the SLA.
B.	Enrollment Forms and Materials. USPG shall:
1.	Jointly develop with CIGNA enrollment forms that satisfy CMS requirements and are approved by CMS;

2.	Within the time period required by CMS after USPG’s receipt of notice from CMS of an Enrollee’s acceptance, mail identification cards to Enrollees with the following features:

•	include the Enrollees’ drug co-payments,

•	exclude the Enrollees’ Social Security Number and HIC, and utilize an enrollee’s ID number, and

•	include the contract number of CIGNA’s contract with CMS;
C.	Enrollment Process. USPG shall:
1.	Administer an enrollment process jointly developed with CIGNA that satisfies CMS guidelines and that includes:
•	communicating with beneficiaries who are applying for enrollment in the PDP within timeframes specified by CMS or otherwise agreed upon by the parties;

•	initiating appropriate follow up with beneficiaries who have incomplete enrollment applications within *** calendar days of receipt of such applications or such period specified in the SLA; and

•	making enrollments effective according to the effective date policy associated with the enrollment period in which the enrollment is received.
2.	Within *** of its receipt of a complete application, transmit the application to CMS in the CMS-required format. Notify applicants of the acceptance or denial of their enrollment application within *** days of USPG’s receipt of notification of such acceptance or denial.

3.	Notify each Enrollee prior to or at the time of enrollment, of expected uses and disclosures of the Enrollee’s protected health information, and the Enrollee’s rights and CIGNA’s duties with respect to such information.

4.	Administer a process to confirm that beneficiaries have enrolled in the PDP and understand the PDP’s rules. Such process shall involve a signed attestation by the Enrollee and, upon receipt of notice of enrollment acceptance, *** as jointly developed by the Parties. As the Parties may so agree, USPG shall make a *** within such time and using such script as jointly agreed to by the Parties.

5.	Accept enrollments from beneficiaries beginning November 15, 2005.

6.	Enroll Medicare beneficiaries who are eligible for Part D and reside in the PDP’s Service Area during allowable enrollment periods according to CMS requirements with no underwriting;

7.	***.

8.	Not enroll beneficiaries except during allowable enrollment periods specified by CMS.

9.	Accept and process any automatic enrollment by CMS of full-benefit dual eligible individuals and low income subsidy beneficiaries who fail to enroll in a Part D plan.

10.	Develop policies and procedures for addressing beneficiary requests for a Special Enrollment Periods under 42 CFR § 423.38(c) and verifying a beneficiary’s eligibility for a Special Enrollment Period.

11.	Receive enrollment forms from Enrollees and retain such forms in paper form.

12.	Certify the enrollment data in accordance with Section 9(b) of this Agreement.

13.	Agree in the SLA to timeliness and upon high accuracy standards for the foregoing functions.
D.	Maintenance of Enrollment. An Enrollee shall remain enrolled in the PDP until one of the following occurs:
•	The individual enrolls in another Part D plan or MA-PD plan;

•	The individual voluntarily disenrolls from the PDP;

•	The individual is involuntary disenrolled from the PDP in accordance with 42 C.F.R. § 423.44(b)(2);

•	The PDP is discontinued within the Service Area in which the individual resides; or

•	CMS enrolls a Dual Eligible Enrollee in another Part D Plan in accordance with 42 C.F.R. § 423.34(c).
E.	Disenrollment Management. USPG shall administer the PDP’s disenrollment process in accordance with policies and procedures jointly developed by the parties and in accordance with CMS disenrollment procedure requirements.
1.	Voluntary Disenrollments. USPG will accept and process voluntary disenrollments requests from Enrollees only during allowable periods as specified by CMS. USPG will:
(i)	Submit a disenrollment notice to CMS within timeframes CMS specifies;

(ii)	Provide the Enrollee with a notice of disenrollment as CMS determines and approves; and

(iii)	File and retain disenrollment requests for the period specified in CMS instructions.
2.	Involuntary Disenrollments.
(i)	USPG shall initiate and process involuntary disenrollments of Enrollees in accordance with applicable CMS requirements. Except as permitted by CMS regulations, USPG shall not involuntarily disenroll an individual from the PDP, or orally or in writing, or by any action or inaction, request or encourage an Enrollee to disenroll.

(ii)	Optional Involuntary Disenrollment. USPG shall disenroll an Enrollee from the PDP in any of the following circumstances: (a) ***; or (b) ***.

(iii)	Required Involuntary Disenrollment. USPG shall disenroll an Enrollee from the PDP in any of the following circumstances: (a) The Enrollee no longer resides in the

PDP’s Service Area; (b) The Enrollee loses eligibility for Part D; (c) Death of the Enrollee; (d) CIGNA’s contract is terminated by CMS or by CIGNA or through mutual consent; and (e) The individual materially misrepresents information, as determined by CMS, to the CIGNA or USPG that the individual has or expects to receive reimbursement for third-party coverage. USPG shall disenroll affected Enrollees in accordance with the procedures for disenrollment set forth at 42 C.F.R. § 423.507 through § 423.510.

(iv)	Monthly Reconciliations. USPG shall prepare a monthly reconciliation of involuntary disenrollments to ensure prompt crediting of premiums collected from CMS for involuntarily disenrolled enrollees.
3.	Notice Requirement.
(i)	If the disenrollment is for any of the reasons specified in Sections B, C(i) or (iv) of this section (that is, other than death or loss of Part D eligibility) USPG shall give the individual timely notice of the disenrollment with an explanation of why CIGNA is planning to disenroll the individual pursuant to 42 CFR § 423.44 and any CMS guidance.

(ii)	Notices for reasons specified in Sections B, C(i) and (iii) shall:
•	Be provided to the individual before submission of the disenrollment notice to CMS; and

•	Include an explanation of the individual’s right to file a grievance under the PDP’s grievance procedures.
4.	Termination of CMS Contract. USPG will notify Enrollees in the event of a contract termination of the termination and alternatives for obtaining prescription drug coverage under Part D in accordance with Part 423 regulations.

5.	Agree in the SLA to timeliness and accuracy standards for selected disenrollment functions.
F.	Maintenance and Reporting of Data. USPG shall provide the data required in Section 1 of the Final Medicare Part D Reporting Requirements in the formats and at the times specified therein. USPG shall maintain sufficient records to support the accuracy of such reported data in the event of an audit by CMS or the HHS OIG.

EXHIBIT 1.06
ENROLLEE INQUIRIES AND GRIEVANCE PROCESSING
USPG shall be responsible for communications from Enrollees as set forth herein. USPG shall administer the PDP’s enrollee inquiries grievance procedures in accordance with CMS requirements set forth at 42 C.F.R. § 423.564 and any other guidelines established by CMS. For purposes of this Section E, a “grievance” is any complaint or dispute, other than one that involves a coverage determination, expressing dissatisfaction with any aspect of CIGNA’s or any of its subcontractors’ and providers’ operations, activities, or behavior, regardless of whether remedial action is requested. The grievance procedure is separate and distinct from the appeal procedure. The PDP’s appeal procedure shall be the sole responsibility of CIGNA. An “inquiry” is any communication from an Enrollee that is not a grievance or an appeal. An “Enrollee” includes an Enrollee’s representative. All communications from providers shall be directed to CIGNA.
A.	General Requirements
1.	USPG will develop protocols and definitions sufficient to enable its Customer Service Representatives (“CSRs”) accurately to distinguish and classify Enrollee inquiries, grievances (including types of grievances), and appeals. Such protocols and definitions are subject to review and comment by CIGNA.

2.	USPG will maintain an accuracy rate to be determined in the SLA in its identification and classification of inquiries, grievances, and appeals.

3.	USPG will audit for the accuracy of its identification and classification of inquiries, grievances, and appeals based on audit frequencies and sample sizes agreed upon by the parties.

4.	CIGNA will provide, or provide access to, any information within its, or its designee’s, control necessary to USPG to perform the services described herein.

5.	The Parties shall develop processes which will enable USPG to refer all communications from providers to CIGNA and all Enrollee communications about *** to CIGNA.
B.	Enrollee Inquiries
1.	Telephone Inquiries. USPG shall handle all telephonic inquiries by Enrollees or Enrollee representatives in a timely, courteous, professional, and culturally competent manner.
(a)	The service levels for timeliness and accuracy in responding to such inquiries shall be the same as set forth in Exhibit 1.03 of this Agreement.

(b)	USPG shall maintain and report data on telephonic inquiries in the formats and at the times set forth in Section VIII of CMS’s Final Medicare Part D Reporting Requirements. USPG shall maintain sufficient records to support the accuracy of such reported data in the event of an audit by CMS or the HHS OIG.

2.	Written Inquiries. USPG shall be responsible for responding to all written inquiries from Enrollees or Enrollee representatives in a timely, accurate, professional, and culturally competent manner. Written inquiries include any correspondence that has been mailed, telecopied, or e-mailed.
(a)	USPG will implement procedures for date stamping, marking for identification, and tracking all written Enrollee inquiries. Date stamping of a percentage specified in the SLA of such inquiries will be accomplished ***; *** of inquiries shall be date stamped within *** of their receipt.

(b)	Written acknowledgement of a written inquiry shall be mailed within *** of USPG’s receipt of the inquiry unless a different period is established in the SLA.

(c)	The SLA shall specify written disposition of a specific percentage of all written inquiries shall be mailed within *** of USPG’s receipt of the inquiry; written disposition of *** of all written inquiries shall be mailed within *** of USPG’s receipt of the inquiry.

(d)	The minimum acceptable accuracy rate of USPG’s written dispositions shall be identified as a percentage specified in the SLA.

(e)	USPG will implement a process for auditing and monitoring the timeliness and accuracy of USPG disposition of written inquiries based on audit frequencies and sample sizes to be agreed upon by the parties. USPG will provide, on a quarterly basis, reports to CIGNA of USPG’s audits, together with any corrective action taken to remedy any non-compliance with the timeliness and accuracy levels set forth herein.
C.	Grievances
1.	USPG will administer a process jointly developed with CIGNA that is designed to track and address Enrollees’ grievances that includes appropriate timelines, policies and procedures, as well as definitions and protocols for identifying the different types of grievances identified in 42 CFR § 423.564 and Section V of the Final Medicare Part D Reporting Requirements.

2.	USPG will train its staff and any subcontractors involved in the grievance procedure on such policies and procedures in accordance with 42 C.F.R. § 423.564.

3.	USPG will accept grievances from Enrollees by telephone and in writing (including facsimile and in whatever other form CMS requires CIGNA to accept grievances, and reject any that are untimely under 42 CFR § 423.524(d)(2).

4.	Fraud and Abuse grievances, as defined in Section V of the Final Medicare Part D Reporting Requirements, shall be referred to CIGNA for disposition.

5.	USPG shall notify the Enrollee of the grievance decision as expeditiously as the case requires, based on the Enrollee’s health status, but no later than 30 days after the date USPG receives the oral or written grievance; provided that USPG may extend the 30-day timeframe by up to 14 days if the Enrollee requests the extension or if USPG justifies a need for additional information and documents how the delay is in the interest of the Enrollee. When USPG extends the deadline, it shall immediately notify the Enrollee in writing of the reason(s) for the delay.

6.	USPG shall inform the Enrollee of the disposition of the grievance in accordance with the following procedures:
•	All grievances submitted in writing must be responded to in writing.

•	Grievances submitted orally may be responded to either orally or in writing, unless the Enrollee requests a written response.

•	Quality of care grievances must be responded to in writing.
7.	USPG shall respond to an Enrollee’s grievance within *** if the complaint involves a refusal by CIGNA to grant an Enrollee’s request for an expedited coverage determination under 42 C.F.R. § 423.570 or an expedited redetermination under 42 C.F.R. § 423.584, and the Enrollee has not yet purchased or received the drug that is in dispute.

8.	USPG will maintain, and provide upon request by CIGNA or CMS, access to records on all grievances received both orally and in writing, that includes:
•	Date of receipt of the grievance

•	Mode of receipt of grievance (i.e. fax, telephone, letter, etc.)

•	Person or entity that filed the grievance

•	Subject of the grievance

•	Final disposition of the grievance

•	Date the Enrollee was notified of the disposition.
9.	USPG shall maintain and report data or grievances required in Section V of the Final Medicare Part D Reporting Requirements in the formats and at the times specified therein. USPG shall maintain sufficient records to support the accuracy of such data in the event of an audit by CMS or the HHS Office of Inspector General.
D.	Appeals
     The parties shall jointly develop procedures for transmitting to CIGNA, as expeditiously as possible, any appeals received by USPG.

EXHIBIT 1.07
NATIONSHEALTH ***
NationsHealth *** are currently *** to be ***, which *** represents the *** for NationsHealth or USPG *** the systems, capabilities and functionalities *** and to otherwise satisfy the *** including, but not limited to, the following:
•	The *** described in Exhibit ***, except for item (E).

•	The *** described in Exhibits *** through *** including necessary *** and ***.

•	Necessary enhancements to NationsHealth and/or USPG *** in order to comply with *** that are reasonably necessary to support the PDP that have not been *** to NationsHealth or USPG as of the Effective Date of this Agreement.

•	Obtaining *** pursuant to Section ***.
The above ***. NationsHealth will *** required for the purposes described in the first paragraph above, provided, however, that NationsHealth’s *** shall not exceed *** without the prior written consent of CIGNA.

EXHIBIT 2.02
CIGNA ***
     CIGNA *** include:
•	CIGNA *** required to support the PDP currently estimated at ***.
•	*** (***) of *** required to support the PDP currently estimated at ***.
•	*** (***) of *** required to support the PDP currently estimated at ***.
***. CIGNA will *** develop PDP capabilities, provided, however, that CIGNA’s *** shall not exceed *** without the prior written consent of NationsHealth.

EXHIBIT 3.01
COMPENSATION
     General Principles
     The Parties, meaning CIGNA on one hand and USPG and/or NationsHealth on the other hand, intend to account for the activities described in this Agreement as if such activities constituted a separate line of business for purposes of *** the financial effects of certain PDP-associated expense variances.
     No Intent to Create Reinsurance
     In agreeing to this arrangement, both parties have independently formed a belief that, in the event of a loss under any of CIGNA’s Part D contracts covered by this Agreement, this provision does not give rise to a contract for reinsurance against an underwriting loss by CIGNA. ***. The parties acknowledge that the unprecedented nature of the Medicare Part D product makes it impossible to predict the profitability of the Part D contracts with any certainty. If CMS, or any other Governmental Authority, *** constituted a form of reinsurance, the parties agree to negotiate, in good faith, an alternative *** that approximates the *** of the Parties that will arise under this arrangement.
A. Definitions
     Each of the following shall be as finally determined by CIGNA for applicable periods:
     ***
     “Aggregate Actual Premium” means the total premiums received from Enrollees and from CMS.
     ***
     “Aggregate CIGNA *** Recovery” means the product of actual Enrollee months multiplied by the CIGNA *** Recovery Rate.
     “Aggregate CIGNA Target Margin” means the CIGNA Target Margin multiplied by the actual number of Enrollee months.
     ***
     "*** Recovery Rate” means a PEPM amount, calculated as the sum of *** actually incurred by CIGNA *** divided by ***, plus, if additional *** are incurred in any month ***, an additional PEPM amount calculated as the additional *** divided by *** (i.e., the *** Recovery Rate represents the rate at which *** would be fully recovered over *** at the ***; provided however, the Parties understand and agree that the time frame within which CIGNA will recoup the *** based on the *** Recovery Rate will be shorter or longer than *** depending ***. Once CIGNA has recouped the ***, the *** Recovery Rate will be zero.
     ***
     “CMS Contract Year Month” means a month within a CMS contract year.
     ***
     “PEPM” means per Enrollee per month.
     ***
     “Start-Up Month” means each of the months from *** through ***.
***
B.	Establishment of Target Margin and *** Levels; Year-End ***.
     1.) Annual Identification of CIGNA Target Margin and *** Levels
     By *** for the 2006 CMS contract year and not less than *** prior to required bid submission date (which the Parties anticipate will be the ***) for *** for every subsequent CMS contract year CIGNA shall specify its required CIGNA Target Margin. *** shall be determined by CIGNA.
     2.) Year-End ***
     No later than *** following the end of each CMS contract year, CIGNA shall perform a *** of *** under this Agreement. As part of such *** CIGNA will *** to NationsHealth the ***, if any, due to NationsHealth for the expiring CMS contract year including the *** of all ***.
     3.) Termination
     A final settlement will be made within *** upon termination or expiration of the Agreement to capture any late reporting of the components used in the Monthly Settlement Process. No additional adjustment will be made for ***.
C.	NationsHealth *** Process
     1.) Start-Up Months. Not later than *** prior to each Start-Up Month CIGNA and Nations Health will mutually agree to the expected level of *** for the upcoming Start-Up Month. CIGNA will make *** to NationsHealth in *** equal payments of *** of this amount by *** of the corresponding ***.

     2.) CMS Contract Year Months. Not later than *** prior to the start of a CMS contract year CIGNA and NationsHealth will mutually agree to the ***. Not later than *** following CIGNA’s receipt of the monthly premium amount from CMS, CIGNA will make *** to NationsHealth of the *** of the *** multiplied by the *** actually received.
D.	Monthly Settlement Process
     1.) Information Deliveries. Not later than *** after the last day of the preceding month NationsHealth shall furnish to CIGNA the *** and the NationsHealth *** for the preceding month. Not later than *** after the last day of the preceding month CIGNA shall furnish to NationsHealth the ***, the CIGNA ***, and ***. NationsHealth shall furnish to CIGNA the ***. After a review period of not more than *** after the date of CIGNA’s delivery of the information described above, CIGNA shall*** to NationsHealth in accordance with*** Exhibit ***.
     2. ) Calculation of Monthly Amount due to NationsHealth
     CIGNA shall calculate the amount due to NationsHealth as the sum of the following for the prior month:
          a.) ***;
          b.) plus ***% of the ***;
          c.) plus ***;
          d.) plus ***;
          e.) minus the *** made by *** for *** and ***;
          f.) minus any *** pursuant to Section ***.
     3.) Determination of ***. CIGNA shall determine the *** for each month as follows:
     *** shall be determined subtracting from *** all of the following as calculated for the ***:
          a.) ***;
          b.) ***;
          c.) ***;
          d.) ***;
          e.) ***;
          f.) ***; and,
          g.) ***.
Attachment: ***

EXHIBIT 3.02
FORM OF SECURITIES PURCHASE AGREEMENT

EXHIBIT 3.03
FORM OF WARRANT AGREEMENT

EXHIBIT 3.04
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT 4.03(b)
EXCEPTION TO LICENSURE REPRESENTATION
     The Parties acknowledge and agree that on the Effective Date NationsHealth and USPG do not hold, under any state laws, any licenses to act as insurance producers or third-party administrators. The Parties acknowledge and agree that regulatory authorities may require NationsHealth and/or USPG to obtain such licenses in connection with providing the Services hereunder.

EXHIBIT 4.06
BUSINESS ASSOCIATE AGREEMENT
This Agreement, effective _____________ , is by and between ______________ Insert name of specific CIGNA Covered Entity], its subsidiaries and affiliates, (“CIGNA”) and ___________ [Insert name of vendor] (“Vendor”).
WHEREAS, CIGNA and Vendor have entered into certain agreements, including but not limited to those agreements referred to in Appendix “A”, under which Vendor provides certain services to CIGNA; and
WHEREAS, the parties are entering into this Agreement to comply with the Privacy Standards and the Security Standards as those terms are defined in this Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and in affirmation of the existing agreements referred to in Appendix “A”, intending to be legally bound, the parties hereto agree as follows:
I. DEFINITIONS
Capitalized terms used herein without definition shall have the respective meanings assigned to such terms herein, including Part III of this Agreement. Such defined terms shall supercede similar defined terms as set forth in the applicable Vendor Agreements.
II. OBLIGATIONS OF VENDOR
Section 1. Use and Disclosure of Protected Health Information.
Vendor may use and disclose Protected Health Information only to carry out the obligations of Vendor set forth in this Agreement, the applicable Vendor Agreement or as required by law, subject to the provisions set forth in this Agreement. Vendor shall neither use nor disclose Protected Health Information for the purpose of creating de-identified information that will be used for any purpose other than to carry out the obligations of Vendor set forth in this Agreement or the applicable Vendor Agreement, or as required by law.
Section 2. Safeguards Against Misuse of Information.
Vendor agrees that it will implement appropriate safeguards to prevent the use or disclosure of Protected Health Information in any manner other than pursuant to the terms and conditions of this Agreement. Vendor shall implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Elec tronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of CIGNA as required by the Security Standards.
Section 3. Reporting of Disclosures of Protected Health Information; Reporting of Security Incidents.
Upon becoming aware of a use or disclosure of Protected Health Information in violation of this Agreement or upon becoming aware of any Security Incident, Vendor shall promptly report such use or disclosure or Security Incident to CIGNA in the following time and manner: (i) any actual, successful Security Incident will be reported to CIGNA in writing within 3 business days of the date on which Vendor first becomes aware of such actual, successful Security Incident and (ii) any attempted, unsuccessful Security Incident of which Vendor becomes aware will reported to CIGNA in writing on a reasonable basis. If the Security Standards are amended to remove the requirement to report unsuccessful attempts of unauthorized access, this requirement shall no longer apply as of the effective date of that amendment.
Section 4. Agreements with Third Parties.
Vendor shall ensure that any agent or subcontractor of Vendor to whom Vendor provides Protected Health Information that is received from CIGNA, or created or received by Vendor on behalf of CIGNA, agrees to be bound by the same restrictions and conditions that apply to Vendor pursuant to this Agreement with respect to such Protected Health Information. Vendor warrants and represents that in the event of a disclosure of Protected Health Information to any third party, Vendor will make reasonable efforts to limit the information disclosed to the minimum that is necessary to accomplish the intended purpose of the disclosure. Vendor shall ensure that any agent or subcontractor of Vendor to whom Vendor provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect such information.
Section 5. Access to Information.
In the event Vendor maintains Protected Health Information in a Designated Record Set, Vendor shall, within five (5) business days of receipt of a request from CIGNA, provide to CIGNA Protected Health Information in Vendor’s possession that is required for CIGNA to respond to an individual’s request for access to Protected Health Information made pursuant to 45 C.F.R. § 164.524 or other applicable law. In the event any individual requests access to Protected Health Information directly from Vendor, whether or not Vendor is in possession of Protected Health Information, Vendor may not approve or deny access to the Protected Health Information requested. Rather, Vendor shall, within two (2) business days, forward such request to CIGNA.
Section 6. Availability of Protected Health Information for Amendment.
In the event Vendor maintains Protected Health Information in a Designated Record Set, Vendor shall, within five (5) business days of receipt of a request from CIGNA, provide to CIGNA Protected Health Information in Vendor’s possession that is required for CIGNA to respond to an individual’s request to amend Protected Health Information made pursuant to 45 C.F.R. §164.526 or other applicable law. If the request is approved, Vendor shall incorporate any such amendments to the Protected Health Information as required by 45 C.F.R. §164.526 or other applicable law. In the event that the request for the amendment of Protected Health Information is made directly to the Vendor, whether or not Vendor is in possession of Protected Health Information, Vendor may not approve or deny the requested amendment. Rather, Vendor shall, within two (2) business days forward such request to CIGNA.
Section 7. Accounting of Disclosures.
Vendor shall, within ten (10) business days of receipt of a request from CIGNA, provide to CIGNA such information as is in Vendor’s possession and is required for CIGNA to respond to a request for an accounting made in accordance with 45 C.F.R. § 164.528 or other applicable law. In the event the request for an accounting is delivered directly to Vendor, Vendor shall, within ten (10) business days, forward such request to CIGNA and any such information as is in Vendor’s possession and is required for CIGNA to respond to a request for an accounting made in accordance with 45 C.F.R. § 164.528 or other applicable law. It shall be CIGNA’s responsibility to prepare and deliver any such accounting requested.
Section 8. Availability of Books and Records.
Vendor hereby agrees to make its applicable internal practices, books and records available to the Secretary for purposes of determining CIGNA’s compliance with the Privacy Standards and the Security Standards. The practices, books and records subject to this Section shall include those practices, books and records that relate to the use and disclosure of Protected Health Information that is created by Vendor on behalf of CIGNA, received by Vendor from CIGNA, or received by Vendor from a third party on behalf of CIGNA.
Section 9. Return of Records.
Upon the termination of each Vendor Agreement, Vendor shall, if feasible, return or destroy all Protected Health Information received from, created or received on behalf of CIGNA that Vendor maintains in any form under such Vendor Agreement, and shall not retain any copies of such Protected Health Information, or if such return or destruction is not feasible, extend the protections in this Agreement to such Protected Health Information and limit further uses and disclosures to those purposes that make the return or destruction of such Protected Health Information infeasible.
Section 10. Authorization to Terminate.
Vendor hereby authorizes CIGNA to terminate the applicable Vendor Agreement and this Agreement if it determines that Vendor has violated a material term of this Agreement in accordance with the terms of the Vendor Agreement.

Section 11. Liability
Any and all matters concerning indemnification and/or limitations as set forth on liability shall be as set forth in the Vendor Agreement.
III. DEFINITIONS FOR USE IN THIS AGREEMENT
“Designated Record Set” shall mean a group of records maintained by or for CIGNA that is (i) the medical records and billing records about individuals maintained by or for CIGNA, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for CIGNA to make decisions about individuals. As used herein, the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for CIGNA.
“Electronic Media” shall mean (1) electronic storage media including memory devices in computers (hard drives) and any removable/transportable digital memory medium, such as magnetic tape or disk, optical disk, or digital memory card; or (2) transmission media used to exchange information already in electronic storage media. Transmission media include, for example, the internet (wide-open), extranet (using internet technology to link a business with information accessible only to collaborating parties), leased lines, dial-up lines, private networks, and the physical movement of removable/transportable electronic storage media. Certain transmissions, including paper, via facsimile, and of voice, via telephone, are not considered to be transmissions via electronic media, because the information being exchanged did not exist in electronic form before transmission.
“Electronic Protected Health Information” shall mean Protected Health Information that is transmitted by or maintained in Electronic Media.
“Individually Identifiable Health Information” shall mean information that is a subset of health information, including demographic information collected from an individual, and
(i)	is created or received by a health care provider, health plan, employer, or health care clearinghouse; and

(ii)	relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual; and

(iii)	relates to identifiable non-health information including but not limited to an individual’s address, phone number and/or Social Security number.

“Privacy Standards” shall mean the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164.
“Protected Health Information” shall mean Individually Identifiable Health Information transmitted or maintained in any form or medium that Vendor creates or receives from or on behalf of CIGNA in the course of fulfilling its obligations under this Agreement. “Protected Health Information” shall not include (i) education records covered by the Family Educational Rights and Privacy Act, as amended, 20 U.S.C. §1232g, (ii) records described in 20 U.S.C. §1232g(a)(4)(B)(iv), and (iii) employment records held by CIGNA in its role as employer.
“Secretary” shall mean the Secretary of the Department of Health and Human Services.
“Security Incident”, as defined in 45 C.F.R. §164.304, shall mean the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with systems operations in an information system.
“Security Standards” shall mean the Security Standards, 45 C.F.R. Parts 160 and 164, Subpart C.
“Vendor Agreements” shall mean the agreement(s) in Appendix “A”, and any other agreement under which CIGNA may (a) disclose to Vendor Protected Health Information or (b) Vendor may use Protected Health Information.
IV. EFFECT OF AGREEMENT
To the extent that this Agreement conflicts with the terms of the applicable Vendor Agreement or any other agreement between CIGNA and Vendor relating to the confidentiality of Protected Health Information received or created by Vendor on behalf of CIGNA.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate and signed by their respective officers duly authorized to do so.

Date __________	[NAME OF VENDOR]
	By:	/s/
Duly Authorized

Date __________	[NAME OF CIGNA COMPANY]
	By:	/s/
Duly Authorized

EXHIBIT 4.07
PERMITTED SUBCONTRACTS
***
***

EXHIBIT 5.03
FUTURE ENDEAVORS
In connection with the Parties’ respective business capacities and strengths, the Parties hereby agree as follows with respect to future business endeavors:
1. ***. The Parties shall negotiate in good faith to determine the *** feasibility of developing a model for jointly offering *** to ***, and shall enter into a separate agreement to carry out the terms of such an undertaking on the basis of a *** consisting of *** NationsHealth and *** CIGNA (or the economic equivalent thereof) if such agreement is mutually determined by the Parties to be feasible. If the Parties comply with their obligations set forth above in this paragraph but an agreement is not effectuated, and if subsequently the Law related to a possible model is changed or the interpretation thereof is changed, or if new Law related to such a model is enacted, then the Parties shall again be required to comply with the obligations set forth above in this paragraph.
2. ***. The Parties shall use *** to determine whether there is a model consistent with *** that will allow each Party to ***. In connection with making such determination, each Party agrees that, in collaboration with the other Party, it shall use *** to develop such a model, to prepare a joint written proposal regarding such model, and to deliver such written proposal, on a date mutually determined by the Parties, to the ***, as mutually identified by the Parties. Furthermore, if the Parties so deliver such written proposal, then the Parties shall use *** to obtain the *** of such ***, to amend the Agreement in a manner consistent with such proposal, and to implement and effectuate such proposal. If the Parties comply with their obligations set forth above in this paragraph but such proposal is not effectuated, and if subsequently the Law related to such proposal is changed or the interpretation thereof is changed, or if new Law related to such proposal is enacted, then the Parties shall again be required to comply with the obligations set forth above in this paragraph. For purposes of this paragraph, the Parties agree that the obligation to use “***” shall not in any way require either Party to pursue a claim or suit against, or participate in a claim or suit against, any ***.
3. ***. The Parties shall use *** to develop a proposal (such as a proposal for the operation of a demonstration project) for delivery to CMS that combines both *** with the *** and/or offering of ***, under which NationsHealth or USPG would, to the extent ***, be the *** of such ***. Each Party agrees that, in collaboration with the other Party, it shall use *** to prepare such a joint written proposal and to deliver such written proposal, on a date mutually determined by the Parties, to the ***, as mutually identified by the Parties. Furthermore, if the Parties so deliver such written proposal, then the Parties shall use *** to obtain the *** of such **, to amend the Agreement in a manner consistent with such proposal, and to implement and effectuate such proposal, including, without limitation, mutually agreeable compensation arrangements pertaining thereto. If the Parties comply with their obligations set forth above in this paragraph but such proposal is not effectuated, and if subsequently the Law related to such proposal is changed or the interpretation thereof is changed, or if new Law related to such proposal is enacted, then the Parties shall again be required to comply with the obligations set forth above in this paragraph. For purposes of this paragraph, the Parties agree that the obligation to use “***” shall not in any way require either Party to pursue a claim or suit against, or participate in a claim or suit against, ***.
So long as each Party complies with its obligations set forth above, failure to achieve or effectuate any of the future business endeavors described above shall not constitute a breach of the Agreement, and shall not give rise to any right of termination or rescission or amendment of the Agreement in any manner by any Party.

EXHIBIT 7.03
DATA
1.0 Ownership of CIGNA Data. All CIGNA Data is, or shall be, and shall remain the property of CIGNA and shall be deemed CIGNA Confidential Information. Other than as necessary for USPG’s or NationsHealth’s performance under this Agreement, without CIGNA’s approval (in its sole discretion), the CIGNA Data shall not be (a) used by USPG or NationsHealth, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by USPG or NationsHealth or to other third parties or (c) commercially exploited by or on behalf of USPG or NationsHealth. USPG and NationsHealth shall not possess or assert liens or other rights in or to CIGNA Data. To the extent applicable, USPG and NationsHealth hereby irrevocably and perpetually assign, transfer and convey to CIGNA without further consideration all of its and their right, title and interest in and to the CIGNA Data. Upon request by CIGNA, and at CIGNA’s expense, USPG and/or NationsHealth shall execute and deliver any financing statements or other documents that may be necessary or desirable under any Law to preserve, or enable CIGNA to enforce, its rights hereunder with respect to the CIGNA Data
          1.1 Correction of Errors. USPG and or NationsHealth shall promptly correct any errors or inaccuracies in the CIGNA Data and the reports delivered to CIGNA under this Agreement, to the extent caused by USPG or NationsHealth. If requested, and at CIGNA’s request expense, USPG and or NationsHealth shall promptly correct any other errors or inaccuracies in the CIGNA Data or such reports.
          1.2 Return of Data. Upon request by CIGNA at any time during the term of this Agreement and upon expiration or termination of this Agreement (or at the end of the Termination Assistance Period if directed by CIGNA), USPG and or NationsHealth shall (a) promptly return to CIGNA, in the format and on the media requested by CIGNA, all or any part of the CIGNA Data and (b) erase or destroy all or any part of the CIGNA Data in USPG’s or NationsHealth’s possession, in each case to the extent so requested by CIGNA. Any archival tapes containing CIGNA Data shall be used by USPG or NationsHealth solely for back-up purposes.
          1.3 Reconstruction. USPG and NationsHealth shall be responsible for developing and maintaining procedures for the reconstruction of lost CIGNA Data to the extent the storage of such CIGNA Data is under USPG’s or NationsHealth’s control. USPG and/or NationsHealth shall correct, at CIGNA’s request and sole discretion and at no charge to CIGNA, any destruction, loss or alteration of any CIGNA Data caused by USPG, NationsHealth, or any of their while in USPG’s possession or under USPG’s control.
          1.4 Data Safeguards. USPG and NationsHealth shall establish and maintain safeguards against the destruction, loss, or alteration of CIGNA Data in the possession of USPG or NationsHealth.
2.0 Ownership of NationsHealth Data.. All NationsHealth Data is, or shall be, and shall remain the property of NationsHealth and/or USPG. Other than as necessary for CIGNA’s performance under this Agreement, the NationsHealth Data shall not, without NationsHealth’s or USPG’s approval (in their sole discretion), be (a) used by CIGNA, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by CIGNA or to other third parties or (c) commercially exploited by or on behalf of CIGNA. CIGNA shall not possess or assert liens or other rights in or to NationsHealth Data. To the extent applicable, CIGNA hereby irrevocably and perpetually assigns, transfer and conveys to NationsHealth and/or USPG without further consideration all of its right, title and interest in and to the NationsHealth Data. Upon request by NationsHealth or USPG and at NationsHealth and/or USPG’s expense, CIGNA shall execute and deliver any financing statements or other documents that may be necessary or desirable under any Law to preserve, or enable NationsHealth or USPG to enforce, their rights hereunder with respect to the NationsHealth Data.
          2.1 Return of Data. Upon request by NationsHealth or USPG, at any time during the term of this Agreement and upon expiration or termination of this Agreement (or at the end of the Termination Assistance Period if directed by NationsHealth or USPG), CIGNA shall (a) promptly return to NationsHealth or USPG, in the format and on the media requested by NationsHealth or USPG, all or any part of the NationsHealth Data or (b) erase or destroy all or any party of the NationsHealth Data in CIGNA’s possession, in each case to the extent to requested by NationsHealth or USPG. Any archival tapes containing NationsHealth Data shall be used by CIGNA solely for back-up purposes.
3.0 Duplicative Data Fields. The Parties agree that there may be duplicative data fields in the CIGNA Data and the NationsHealth Data.
4.0 Intellectual Property
          4. 1 During the term of this Agreement, USPG and NationsHealth shall assist CIGNA or its designee, at CIGNA’s expense, in every reasonable way to secure all of CIGNA’s worldwide rights, title and interest in CIGNA Intellectual Property in any and all countries, including the disclosure to CIGNA of all pertinent information and data with respect thereto, the execution of all applications, registrations, filings, specifications, oaths, assignments, confirmation of assignments and all other instruments which CIGNA shall deem reasonably necessary or appropriate in order to apply for and obtain such rights, title and interest and in order to assign and convey to CIGNA, its successors, assigns and nominees the sole and exclusive rights, title and interests in and to CIGNA Intellectual Property. USPG and NationsHealth further agree that their obligation to execute or cause to be executed any such instrument or papers shall continue after the expiration or termination of this Agreement. If testimony or information relative to any of said matters or related to any interference or litigation is requested by CIGNA either during the term of this Agreement or following its expiration or termination, USPG and NationsHealth agree to give all information and testimony and do all things reasonably requested by CIGNA and at CIGNA’s expense. If CIGNA is unable because of USPG’ s and/or NationsHealth refusal or dissolution to secure a signature by or on behalf of USPG to apply for or to pursue any application, registration, filing or other instrument for any United States or foreign intellectual property rights covering the CIGNA Intellectual Property, then USPG hereby irrevocably designates and appoints CIGNA and its duly authorized officers and agents as USPG’s agent and attorney in fact, to act for and on USPG’ s and NationsHealth’s behalf and stead to execute and file any such application, registration, filing or other instrument, and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights, with the same legal force and effect as if executed by USPG or NationsHealth.

          4.2 During the term of this Agreement, CIGNA shall assist NationsHealth, USPG or its or their designee, at NationsHealth or USPG’s expense, in every reasonable way to secure all of NastionsHealth’s or USPG’s worldwide rights, title and interest in NationsHealth/USPG Intellectual Property in any and all countries, including the disclosure to NationsHealth or USPG of all pertinent information and data with respect thereto, the execution of all applications, registrations, filings, specifications, oaths, assignments, confirmation of assignments and all other instruments which NationsHealth or USPG shall deem reasonably necessary or appropriate in order to apply for and obtain such rights, title and interest and in order to assign and convey to NationsHealth, USPG, its or their successors, assigns and nominees the sole and exclusive rights, title and interests in and to the NationsHealth/USPG Intellectual Property. CIGNA further agree that their obligation to execute or cause to be executed any such instrument or papers shall continue after the expiration or termination of this Agreement. If testimony or information relative to any of said matters or related to any interference or litigation is requested by NationsHealth or USPG either during the term of this Agreement or following its expiration or termination, CIGNA agrees to give all information and testimony and do all things reasonably requested by NationsHealth or USPG and at NationsHealth’s or USPG’s expense. If NationsHealth or USPG is unable because of CIGNA’s refusal or dissolution to secure a signature by or on behalf of NationsHealth or USPG to apply for or to pursue any application, registration, filing or other instrument for any United States or foreign intellectual property rights covering the NationsHealth/USPG Intellectual Property, then CIGNA hereby irrevocably designates and appoints NationsHealth and USPG and their duly authorized officers and agents as CIGNA’s agent and attorney in fact, to act for and on CIGNA’s behalf and stead to execute and file any such application, registration, filing or other instrument, and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights, with the same legal force and effect as if executed by CIGNA.
5.0 Continued Provision of Services
          5.1 Business Continuation.. USPG and NationsHealth shall (a) *** after the Effective Date, develop a detailed disaster recovery and business continuation plan, including resource and infrastructure requirements that shall enable USPG and NationsHealth to provide the Services in accordance with this Agreement, (b) during the term of this Agreement, implement and comply with the disaster recovery and business continuation services described in this Exhibit 7.03 and the plans developed pursuant to sub-section (a) above and (c) test and successfully verify to CIGNA that the disaster recovery and business continuation plan is fully operational and capable of restoring operations so that USPG or NationsHealth is providing the Services as contemplated in this Agreement. Upon the discovery by USPG or NationsHealth of a disaster or business interruption, USPG or NationsHealth shall promptly provide CIGNA and the impacted CIGNA entities with a notice of a disaster or business interruption or otherwise affecting the provision or receipt of the Services.
          5.2 Implementation of Plan and Restoration of Services. In the event of a disaster or business interruption (including a Force Majeure Event, as defined below), USPG and NationsHealth shall implement or cause to be implemented the disaster recovery and business continuation plan. In the event USPG and NationsHealth do not implement, or cause to be implemented, the disaster recovery and business continuation plan and restore the Services in accordance with such plan as set forth in this Exhibit CIGNA may terminate this Agreement in whole or in part, for cause upon notice to USPG and NationsHealth without regard to any cure period and CIGNA may pursue any and all available rights and remedies. In the event of a disaster, USPG shall not increase its charges under this Agreement or charge any CIGNA entity usage fees in addition to the fees to be paid under this Agreement.
          5.3 Force Majeure. If and to the extent that the performance by CIGNA or USPG or NationsHealth (an “Affected Party”) of any of its obligations pursuant to this Agreement, as applicable, is prevented, hindered or delayed directly by an act of God, riot, war, earthquake, acts of terrorism by public enemy, strikes, lockouts or labor disputes or any other similar cause beyond the reasonable control of such Affected Party (excluding labor disputes or strikes involving a Party’s own personnel) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the Affected Party shall be excused for such hindrance, delay or non-performance, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and the Affected Party continues to use commercially diligent efforts to recommence performance whenever and to whatever extent reasonably possible without delay, including through the use of alternate sources, workaround plans or other means; provided, however, that the use of such alternate sources, workaround plans or other means shall cease, upon the cessation of the Force Majeure Event. For so long as a Force Majeure Event continues, the non-Affected Party shall, upon the Affected Party’s reasonable request cooperate with the Affected Party. The Affected Party shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect USPG’s obligation to provide either normal recovery procedures or any other disaster recovery services, except to the extent that such procedures or services are directly affected by such Force Majeure Event. For the avoidance of doubt but without limiting the foregoing, each party shall be deemed in breach of this Agreement for failures to perform its obligations other than failures due to Force Majeure Events.
          5.4 Alternate Source. If and for so long as any Force Majeure Event prevents, or substantially hinders or delays, the performance of any critical Service for longer than the recovery period specified in the applicable disaster recovery and business continuation plan, CIGNA may procure part or all of the Services from an alternate source (after consultation with USPG) in which case CIGNA shall have no obligation to compensate USPG for the Services for time period that the Services, or part of them, are procured from an alternate source.

EXHIBIT 10.01 (a)
KNOWLEDGE OF USPG and NATIONSHEALTH
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EXHIBIT 10.01(b)
KNOWLEDGE OF CIGNA
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